Exhibit 10.12

EXECUTION VERSION

AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

This AMENDED AND RESTATED SALE AND SERVICING AGREEMENT (this “Agreement”) dated as of July 31, 2009 among DT Acceptance Corporation, an Arizona corporation, as seller (the “Seller”); Santander Consumer USA Inc., an Illinois corporation, as purchaser and master servicer (the “Purchaser” or “Master Servicer”); DT Credit Corporation, an Arizona corporation, as sub-servicer (the “Sub-Servicer”), and Wells Fargo Bank, National Association, as custodian (in such capacity, the “Custodian”).

WHEREAS, on December 11, 2008, the parties hereto entered into that certain Sale and Servicing Agreement (as amended, the “2008 Agreement”), pursuant to which Purchaser has purchased: (i) Tranche A on December 11, 2008, consisting of $50,008,218.75 aggregate principal balance of Receivables as of the applicable Cutoff Date; (ii) Tranche B on December 22, 2008, consisting of $150,001,325.22 in aggregate principal balance of Receivables as of the applicable Cutoff Date; and (iii) Tranche C on January 7, 2009, consisting of $20,001,330.41 in aggregate principal balance of Receivables as of the applicable Cutoff Date (collectively, the “2008 Agreement Tranches”).

WHEREAS, on February 27, 2009, the parties hereto entered into that certain Sale and Servicing Agreement (the “2009 Agreement” and, together with the 2008 Agreement, the “Existing Agreements”), pursuant to which Purchaser has purchased: (i) Tranche A on February 27, 2009, consisting of $109,005,671.96 in aggregate principal balance of Receivables as of the applicable Cutoff Date; (ii) Tranche B on March 26, 2009, consisting of $92,987,648.20 in aggregate principal balance of Receivables as of the applicable Cutoff Date; (iii) Tranche C on April 28, 2009, consisting of $66,626,206.44 in aggregate principal balance of Receivables as of the applicable Cutoff Date; (iv) Tranche D on May 26, 2009, consisting of $50,001,178.32 in aggregate principal balance of Receivables as of the applicable Cutoff Date; (v) a forward flow Tranche on June 24, 2009, consisting of $50,010,220.52 in aggregate principal balance of Receivables as of the applicable Cutoff Date and (vi) a forward flow Tranche on July 31, 2009, consisting of $242,059,417.29 in aggregate principal balance of Receivables as of the applicable Cutoff Date (collectively, the “2009 Agreement Tranches” and, together with the 2008 Agreement Tranches, the “Existing Tranches”).

WHEREAS, the Purchaser and Seller desire to amend the Existing Agreements to incorporate the previous sales of the Existing Tranches of Receivables and to establish a firm commitment, on a going forward basis, by which Purchaser will purchase and Seller will sell additional Tranches of Receivables, up to an aggregate outstanding principal amount at any time not to exceed the Maximum Cutoff Date Balance as defined herein.

WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which the Receivables are to be sold by the Seller and purchased by the Purchaser and each of the Master Servicer and the Sub-Servicer desires to perform the servicing obligations set forth herein for and in consideration of the fees and other benefits set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1 Definitions. Certain capitalized terms used in the above recitals and in this Agreement have the meanings ascribed to such terms in Appendix A to this Agreement

SECTION 1.2 Rules of Construction.

(a) Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”

(b) Section References. Except as otherwise provided herein, (i) all section references shall be to Sections in this Agreement, and (ii) all references to Exhibits or Schedules shall be to Exhibits or Schedules to this Agreement.

(c) Calculations. All calculations of the amount of the Servicing Fee and Yield Premium shall be made on the basis of a 365-day year. All references to the Principal Balance of a Receivable as of the last day of a Daily Collection Period shall refer to the close of business on such day.

(d) Material Adverse Effect. Whenever a determination is to be made under this Agreement as to whether a given event, action, course of conduct or set of facts or circumstances could or would have a material effect on the Purchaser (or any similar or analogous determination). Whenever a determination is to be made under this Agreement whether a breach of a representation, warranty or covenant has or could have a material adverse effect on a Receivable or the interest therein of the Purchaser (or any similar or analogous determination), such determination shall be by the Purchaser.

ARTICLE II

Conveyance of Receivables

SECTION 2.1

(a) Purchase, Sale and Conveyance of Receivables. Purchaser hereby agrees to purchase, and Seller hereby agrees to Sell, for the applicable Purchase Price, (i) on the initial Closing Date, the Receivables set forth in the Transfer Receivables List dated as of the date thereof which, taken together with the Existing Tranches of Receivables, shall be in an aggregate principal amount (each, as of the Cutoff Date occurring in June 2009) of not less than $745,307,243.29, and (ii) thereafter, but prior to the Termination Date, on a monthly basis (beginning with the August 2009 Closing Date), all of Seller’s right, title and interest in and to additional Receivables in an aggregate principal amount (as of the applicable Cutoff Date) of not less than the Minimum Receivables Principal Amount; provided that Purchaser shall have no obligation to fund any purchase in excess of the Maximum Cutoff Date Balance. Notwithstanding the foregoing, in the event that the aggregate principal amount of the Receivables sold at any time hereunder exceeds the Maximum Cutoff Date Balance (each, a “Threshold Surplus”), Seller shall have the right to repurchase, for the Threshold Repurchase Amount, Receivables selected by it in accordance with the Threshold Repurchase Selection Criteria in an aggregate Principal Amount as of the applicable Cutoff Date equal to at least 100.0% of such Threshold Surplus, but not more than the sum of 100.0% of such Threshold Surplus plus $100,000. All Receivables sold hereunder shall be sold on a servicing-retained basis and shall be subject to the terms and conditions set forth herein and in the Assignment, executed with respect to each Closing Date substantially in the form attached hereto as Exhibit 2.1 (each, an “Assignment”). In consideration of the Purchaser’s delivery of the Purchase Price on the Closing Dates, the Seller does hereby enter into this Agreement and agree to fulfill all of its obligations hereunder and to sell, transfer, assign and otherwise convey to the Purchaser, without recourse (subject to the obligations of the Seller set forth herein), on the respective Closing Date, all right, title and interest of the Seller in, to and under:

(i) the Receivables, all instruments and monies received after the applicable Cutoff Date with respect to the Receivables sold to the Purchaser on the applicable Closing Date, all Liquidation Proceeds and Net Recoveries, any and all monies and payments (including in kind collections) received or due or to become due thereunder or with respect to such Receivables and all other rights and benefits thereunder (except for any rights to sales tax refunds);

(ii) the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and any other interest of the Seller in the Financed Vehicles, including, without limitation, the Certificates of Title with respect to Financed Vehicles, and in and to all other security, warranties, guaranties and credit support with respect to the Receivables;

(iii) any proceeds from claims on any physical damage, credit life and credit accident and health insurance policies or other insurance (including vendor’s single interest insurance or any Collateral Protection Insurance) or certificates relating to the Financed Vehicles or the Obligors;

(iv) refunds for the costs of extended service contracts with respect to Financed Vehicles, refunds of unearned premiums with respect to credit life and credit accident and health insurance policies or other insurance or certificates covering an Obligor or Financed Vehicle or the Obligor’s obligations with respect to a Financed Vehicle;

(v) the Receivable File related to each Receivable;

(vi) all amounts and property from time to time held in or credited to the Collection Account (to the extent relating to the Receivables transferred to the Purchaser); and

(vii) the proceeds of any and all of the foregoing (collectively, the “Sale Assets”).

The foregoing sale, transfer, assignment and conveyance of the Sale Assets does not constitute and is not intended to result in the creation, or an assumption by the Purchaser or the Custodian of any obligation of the Sub-Servicer, the Seller, any insurer or any other Person in connection with the Sale Assets, any insurance policies or under any agreement or instrument relating thereto.

(b) Substitution Receivables. On each Closing Date until Seller has substituted Non-Flow Receivables in an amount equal to at least the difference between 100% of the then-current aggregate principal amount of the Non-Flow Receivables and $100,000 have been substituted in accordance with this Section, to the extent of Eligible Receivables available after delivery of Eligible Receivables in the Minimum Receivables Principal Amount for such Closing Date, Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, for the applicable Purchase Price, Substitution Receivables in an amount equal to the excess of (i) 80.0% of the aggregate Principal Balance of Receivables originated or acquired by DriveTime in the month of the most recent Cutoff Date and eligible for sale hereunder over (ii) the Minimum Receivables Principal Amount for such Closing Date.

SECTION 2.2 Commitment Fee. On each Closing Date for a Tranche, Seller shall pay to Purchaser (such amount to be deducted from the Purchase Price paid by Purchaser to Seller on each applicable Closing Date) a commitment fee in the amount of the product of 1.0% multiplied by the Purchase Price paid by Purchaser to Seller on such applicable Closing Date for the Receivables (other than Substitution Receivables) in such Tranche. For clarity, in no event shall Seller be required to pay any commitment fee with respect to Substitution Receivables.

SECTION 2.3 Transfer. In connection with each such transfer, the Seller further agrees, at its own expense, on or prior to the applicable Closing Date (a) to deliver to the Purchaser a purchaser Assignment; (b) to indicate on its books and records (including any computer files) that the Receivables transferred on such Closing Date have been sold and transferred to the Purchaser pursuant to this Agreement; (c) to deliver to the Purchaser a true and complete Transfer Receivables List listing all Receivables transferred on such Closing Date by account or customer and specifying for each such Receivable, as of the applicable Cutoff Date, the Principal Balance of such Receivable, the amount of interest accrued thereon up to and including such applicable Cutoff Date, the originator, the state of location of the dealership which sold the Financed Vehicle, as applicable, the remaining term, the Annual Percentage Rate and the Sub-Servicer’s account number and name identifying such Receivable; (d) to deliver to the Purchaser all collections since the applicable Cutoff Date through each applicable Closing Date on the Business Day following such applicable Closing Date; (e) to deliver or cause to be delivered to the Custodian the Contract File relating to each Receivable transferred on such Closing Date; and (f) to deliver or cause to be delivered to the Sub-Servicer the Sub-Servicer File relating to each Receivable transferred on such Closing Date.

SECTION 2.4 Representations and Warranties of Seller. The Seller makes the following representations and warranties as to the Receivables to the Purchaser on which the Purchaser relies in this Agreement. Such representations and warranties speak as of the Closing Date on which such Receivables are sold to the Purchaser hereunder, but shall survive the sale, transfer, and assignment of the Receivables to the Purchaser, or its designee.

(a) Characteristics of Receivables

(i) Each Receivable

(A) has been originated in the United States, has been fully and properly executed by the parties thereto in the ordinary course of business of the originator and validly sold and assigned by the originator to the Seller free from all claims and liens;

(B) has created a valid, subsisting, and enforceable first priority perfected security interest in favor of the Transferor in the Financed Vehicle, which security interest has been validly assigned and transferred by the Transferor to the Seller, which security interest the Seller in turn has validly assigned and transferred to the Purchaser who has a valid, subsisting and enforceable first priority perfected security interest therein;

(C) contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for enforcement of the Obligor’s obligation to pay the amounts due thereunder, and are adequate for realization of the security interest against the Financed Vehicle and related collateral in the event of default under the Receivable;

(D) except for irregular payments in the first three (3) months after the Contract Date, provides for level payments (not less frequently than monthly) that fully amortize the Amount Financed over the original term (except for the last payment, which as originally scheduled may be different from the level payment but shall not be more than two times the level payment amount) and yield interest at the Annual Percentage Rate;

(E) is a Simple Interest Receivable;

(F) as of the applicable Cutoff Date was not more than 29 days past delinquent;

(G) was originated in compliance with DTCS’s underwriting guidelines and, as applicable, the Credit and Collection Policy;

(H) has an original term to maturity of not less than 24 months and not greater than 72 months; and

(I) is part of a reasonably diverse pool of Receivables with respect to geographic diversity, vehicle make and vehicle model.

(b) Transfer Receivables List. The information with respect to the Receivables set forth in each Transfer Receivables List as of the applicable Cutoff Date as of the applicable Closing Date, is true and correct in all material respects as of the close of business on such date. No selection procedures adverse to the Purchaser have been utilized in selecting the Receivables. The Receivables were not selected on any basis indicative of adverse creditworthiness and meet the Selection Criteria.

(c) Compliance with Law. Each Receivable, the sale of the Financed Vehicle and the sale of any physical damage, credit life and credit accident and health insurance and any extended service contracts and any Special Programs complied at the time the related Receivable was originated or made and at the execution of this Agreement complies, and shall continue to comply, in all material respects with all requirements of applicable Federal, State, and local laws, and regulations thereunder including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, the Texas Finance Code and State adaptations of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws. All amounts financed under each Receivable which are currently due and payable to governments (including sales and transfer taxes) and other Persons have been paid. The form of each Contract and the manner in which it was completed and executed and all documents delivered and disclosures made in connection therewith are in material compliance with all requirements of applicable Federal, State and local laws, and all applicable regulations thereunder, except to the extent a failure to so comply would not have an adverse effect on (i) the collection and payment of the Receivable, or (ii) the interests in such Receivable of the Purchaser.

(d) Receivables in Force. No Receivable has been satisfied (except for payoffs in which an amount equal to or exceeding the Principal Balance of such Receivable plus accrued interest thereon has been deposited in the Collection Account), subordinated or rescinded, nor has any Financed Vehicle been released from the lien granted by the related Receivable in whole or in part.

(e) No Waiver. No provision of a Receivable has been waived.

(f) No Amendments. No Receivable has been amended, waived, extended, altered or modified in any respect except for (A) routine payment extensions for not more than four (4) months in any consecutive twelve (12) month period; and (B) routine term extensions extending the final payment date of a Receivable for not more than six (6) months, and all of which have been indicated in both the Contract File and the Sub-Servicer File.

(g) No Defenses. No right of rescission exists or will occur at any time after the date of sale hereunder and no right of setoff, claim, counterclaim or defense exists or, in either case, has been asserted or threatened with respect to any Receivable or against the Custodian or the Purchaser and relating to any claim or action with respect to the Receivables, including specifically without limitation any such right arising from or relating to any of the Special Programs or will exist with respect to any Receivable arising from or relating to any Special Program or Repair Receivable. The operation of the terms of any Receivable and the exercise of any right thereunder pursuant to applicable law will not render such Receivable unenforceable in whole or in part nor subject to any such right of rescission, setoff, claim, counterclaim, or defense.

(h) Valid and Binding Obligation of Obligor. Each Receivable represents the genuine, legal, valid and binding obligation of the Obligor thereunder and is enforceable by the holder thereof in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and all parties to such contract had full legal capacity to execute and deliver such contract and all other documents related thereto and to grant the security interest purported to be granted thereby. Each Receivable is in full force and effect in accordance with its respective terms. The Receivables represent undisputed bona fide transactions completed in accordance with the terms and provisions contained in the Contract relating thereto. No Receivable is the subject of, and no officer of Seller has any knowledge of, any fact which could give rise to litigation that could affect Purchaser’s’ or Sub-Servicer’s ability to enforce collection or payment of such Receivable.

(i) Origination Date. Each Receivable was originated on the Contract Date.

(j) Origination of Receivables; Servicing. Each Receivable (A) was originated by the originator in the United States, and (B) has been serviced since the Contract Date by the Sub-Servicer or its Affiliate.

(k) Location of Contract Files. A complete Contract File with respect to each Receivable has been, or prior to the applicable Closing Date will be, delivered to the Custodian at the Corporate Trust Office. A complete Sub-Servicer File with respect to each Contract has been delivered to the Sub-Servicer.

(l) Characteristics of Financed Vehicles. As of the applicable Cutoff Date, each Financed Vehicle is (A) registered for use by the Obligor with the Registrar of Titles, or any state equivalent of such (or such registration has been applied for), and (B), to Seller’s and Sub-Servicer’s knowledge, is customarily used and garaged in the State issuing the Certificate of Title.

(m) Fees and Taxes. In connection with the Obligor’s purchase of the Financed Vehicle and the registration in connection with such purchase, all registration and inspection fees and taxes due and payable have been paid in full.

(n) Principal Balance/Number of Contracts. As of the applicable Cutoff Date, (A) the total aggregate Principal Balance of the Receivables was the Original Pool Balance; and (B) the Receivables are evidenced by the Number of Contracts.

(o) Collection. The collection practices used by the Seller and the Sub-Servicer, or the originator, with respect to each Receivable have been in all respects legal, proper, prudent and customary in the motor vehicle financing and servicing business and in accordance with the Credit and Collection Policy.

SECTION 2.5 Repurchase Upon Breach. The Seller, the Sub-Servicer, or the Purchaser, as the case may be, shall inform the other parties to this Agreement, promptly, in writing, upon the discovery of any breach of the Seller’s representations and warranties made pursuant to Section 2.4 (without regard to any limitation therein as to the Seller’s or the Seller’s Affiliate’s knowledge). Unless the breach shall have been cured within thirty (30) days following the earlier of (i) discovery thereof by or (ii) notice of such breach received by the Seller, the originator, the Sub-Servicer, or the Purchaser, the Seller shall repurchase any Receivable if such Receivable is, or the Purchaser’s rights or interests therein are materially and adversely affected by the breach. In the event that such breach relates to a characteristic of the Receivables in the aggregate, and if the Purchaser’s interest therein is materially and adversely affected by such breach, unless the breach shall have been cured by the end of thirty (30) days following discovery or notice thereof, the Seller shall repurchase such Receivables, such that following such repurchase such representation shall be true and correct with respect to the remainder of the Receivables in the aggregate. In addition, Seller shall repurchase any Receivable if the Sub-Servicer or an Affiliate of Sub-Servicer rescinds the obligations of the Obligor to make payments under a Receivable at any time after the origination thereof. In consideration of the repurchase of the Receivables, the Seller shall remit the Breach Repurchase Amount, in the manner specified in Section 4.3. For purposes of this Section 2.5, the Breach Repurchase Amount of a Receivable which is not consistent with the warranty pursuant to Section 2.4(a)(i)(D) or Section 2.4(a)(i)(E) shall be increased by an amount equal to the additional amount that would have been received with respect to such Receivable had the warranty in Section 2.4(a)(i)(D) or Section 2.4(a)(i)(E) been true and correct. Except as provided in Section 5.2 hereof, the sole and exclusive remedy of the Purchaser with respect to a breach of representations and warranties pursuant to Section 2.4 shall be to enforce the Seller’s obligation to repurchase such Receivables pursuant to this Agreement. Upon receipt of the Breach Repurchase Amount and written instructions from the Sub-Servicer in the form of Exhibit 2.7 hereto, the Custodian shall release to the Seller the related Contract File and the Purchaser shall assign to the Seller and the Purchaser shall release its interest in the Receivable, without recourse, representation or warranty, to the Seller.

SECTION 2.6 Delivery of Contract Files; Sub-Servicer Holding Sub-Servicer Files. Within five (5) Business Days prior to the applicable Closing Date, the Seller shall transfer and deliver (or shall cause to be transferred and delivered) to the Custodian, for the benefit of the Purchaser, the complete Contract File for each Receivable to be sold to the Purchaser on such Closing Date. The Sub-Servicer shall hold the complete Sub-Servicer File for each Receivable as custodian for the benefit of the Master Servicer.

SECTION 2.7 Acceptance of Contract Files by Custodian. Purchaser and Sub-Servicer retain Custodian pursuant to the terms of this Agreement to hold and manage the Contract Files. Custodian shall invoice Sub-Servicer for these fees and expenses on a monthly basis, which payment shall be within 30 days of the date of such invoice. On or prior to each Closing Date, the Custodian shall acknowledge receipt of the Contract Files identified in the related Transfer Receivables List and confirm that it has received a Contract File for each Receivable identified in the related Transfer Receivables List, except as disclosed on Schedule B to such acknowledgement. A form of the acknowledgment receipt is attached hereto and incorporated herein as Exhibit 2.6. The Custodian declares that it holds and will continue to hold such files and any amendments, replacements or supplements thereto in trust for the use and benefit of Purchaser. On or prior to each Closing Date, the Custodian has a duty to review and will review each file delivered to it with respect to such Closing Date to determine whether such Contract Files contain the required documents. The Custodian shall also provide monthly to Purchaser and Sub-Servicer an on-hand and exceptions report with respect to the Receivables, to include, among other things, Obligor’s name, document description, and exception description. If the Custodian has found or finds that a Contract File for a Receivable has not been received, or that a file is unrelated to the Receivables identified in either Transfer Receivables List or that any of the required documents are not contained in a Contract File, the Custodian shall, to the extent not disclosed on Schedule B, inform the Seller, the Sub-Servicer and the Purchaser promptly, in writing (but in no event more than five (5) days following the Custodian’s receipt of such Contract Files), of the failure to receive a file with respect to such Receivable (or of the failure of any of the aforementioned documents to be included in the Contract File) or shall return to the Sub-Servicer, as the Seller’s designee, any file unrelated to a Receivable identified in the relevant Transfer Receivables List (it being understood that the Custodian’s obligation to review the contents of any Contract File shall be limited as set forth herein). Unless such defect with respect to such Contract File, including, without limitation, any defect disclosed on any Schedule B, shall have been cured by the forty-fifth

(45th) day after the applicable Closing Date, the Seller shall repurchase any such Receivable by the sixtieth (60th) day after the applicable Closing Date. In consideration of the repurchase of the Receivables, the Seller shall remit the Breach Repurchase Amount in the manner specified in Section 4.3. The Custodian shall make a list of Receivables for which an application for a Certificate of Title but not an original Certificate of Title is included in the Contract File as of the date of its review of the Contract Files and deliver a copy of such list to the Seller, and Sub-Servicer. The sole and exclusive remedy of the Purchaser with respect to a breach pursuant to this Section 2.7 shall be to require the Seller to repurchase the Receivables pursuant to this Section 2.7. Upon receipt of the Breach Repurchase Amount and written instructions from the Sub-Servicer in the form of Exhibit 2.7, the Custodian shall release to the Seller the related Contract File and the Purchaser shall assign to the Seller and the Purchaser shall release its security interest in the Receivable, without recourse, representation or warranty, to the Seller.

SECTION 2.8 Access to Contract Files. The Custodian shall permit the Sub-Servicer and the Purchaser access to the Contract Files at all reasonable times during the Custodian’s normal business hours upon the giving of reasonable notice to the Custodian. The Custodian shall not release any document from any Contract File unless it receives a Request for Release of Contract File/Title signed by a Servicing Officer (the “Release”). Such Release shall obligate the Sub-Servicer to return such document(s) to the Custodian when the need therefor no longer exists, but in no event later than thirty (30) days after receipt by the Sub-Servicer of the document(s) or in the case where the title is being issued, reissued or replaced, thirty (30) days after deposit of such issued, reissued or replaced title; provided, however, if the Receivable is liquidated, in which case, upon receipt of all amounts required to be deposited in the Collection Account with respect to such Receivable, the Contract File shall be released by the Custodian to the Sub-Servicer. The Sub-Servicer shall purchase any Receivable for which it fails to return the original of the documents to the Custodian within thirty (30) days of receipt by the Sub-Servicer unless the applicable Receivable was liquidated and all amounts deposited in the Collection Account, in accordance with this Agreement.

SECTION 2.9 Intended as a Sale. The parties hereto intend that each conveyance and transfer hereunder be a sale of the Receivables and the other transferred property from the Seller to the Purchaser and not a financing secured by such property, and the beneficial interest in and title to the Receivables and the other transferred property shall not be a part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. However, if, notwithstanding the intent of the Seller and the Purchaser, under any bankruptcy law, this transaction is deemed to be a financing arrangement, or it is otherwise determined that any conveyance and transfer hereunder is for any reason not considered a sale and that the beneficial interest in and title to the Receivables and such other transferred property remain part of the Seller’s estate, the parties intend that with respect to any such transferred property this Agreement shall constitute a security agreement under the Uniform Commercial Code as in effect in the State of Arizona, and the Seller hereby grants to the Purchaser on the terms and conditions in this Agreement a first priority perfected security interest in and against all of the Seller’s right, title and interest in and to the Receivables and the other transferred property, and other property conveyed hereunder and all proceeds of any of the foregoing, now existing and hereafter acquired to secure any obligations of the Seller arising pursuant to this Agreement.

ARTICLE III

Administration and Servicing of Receivables

SECTION 3.1 Duties of Sub-Servicer.

(a) On and after the first calendar day after the applicable Closing Date, the Sub-Servicer, as agent for the Purchaser, shall manage, service, administer and make collections on the Receivables in accordance with all applicable regulations and requirements of law, the applicable Contract and the Credit and Collection Policy and with reasonable care, using that degree of skill and attention customary and usual for institutions which service motor vehicle retail installment contracts similar to the Receivables and, to the extent more exacting, that the Sub-Servicer exercises with respect to all comparable automotive receivables that it services for any other Person. The Sub-Servicer’s duties shall include collection and prompt posting of all payments, responding to inquiries of Obligors or of federal, state or local governmental authorities with respect to such Receivables, providing reasonable assistance to Purchaser in responding to inquiries of Obligors or of federal, state or local governmental authorities with respect to such Receivables, sending all notices required by law with respect to the Receivables, processing all advances, checks, chargebacks and other transactions in a commercially reasonable manner and consistent with that level of skill and attention exercised by Sub-Servicer with respect to all automotive receivables that it services for any other Person, investigating delinquencies, reporting tax information to Obligors, accounting for collections, furnishing monthly and annual statements to the Purchases, and, as directed by the Purchaser, with respect to distributions, repossessions and maximizing collections of Receivables, in each case consistent with the requirements, standards and procedures set forth herein. In addition, the Sub-Servicer agrees to provide reports and data files on the Receivables as mutually agreed to by the Purchaser, Sub-Servicer and Seller, including, without limitation, daily data files and monthly servicing reports. These reports will be provided as reasonably required by Purchaser and shall include, without limitation, term, contract amount, interest rate and payment amount for each Receivable. Sub-Servicer further agrees to maintain records necessary to verify compliance with this Agreement and to verify amounts and substantiate information set forth in any reports for such period of time as required by law. Purchaser may also conduct reasonable due diligence of the Seller and Servicer’s operations, including the origination and servicing of the Receivables, once per year at the Purchaser’s discretion with reasonable notice to the Sub-Servicer (provided, however, that the Purchaser is responsible for the costs associated with such review, unless an event of default has occurred) and, at Purchaser’s request with reasonable notice to Sub-Servicer, monthly telephonic or on-site meetings to discuss currents results and ongoing strategies and observe Sub-Servicer loan servicing practices. Without limiting the generality of the foregoing, and subject to the servicing standards set forth in this Agreement, the Sub-Servicer is authorized and empowered by the Purchaser to execute and deliver, on behalf of itself, the Purchaser, any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to such Receivables or to the Financed Vehicles securing such Receivables and/or the Certificates of Title with respect to such Financed Vehicles. If the Sub-Servicer shall commence a legal proceeding to enforce a Receivable, the Purchaser shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Receivable to the Sub-Servicer subject to the continuing security interest of the Purchaser. If in any enforcement suit or legal proceeding it shall be held that the Sub-Servicer may not enforce a Receivable on the ground that it shall not be a real party in interest or a holder entitled to enforce such Receivable, the Purchaser may, at its election, take steps to enforce such Receivable. The Sub-Servicer shall prepare and furnish and the Purchaser and Custodian, as authorized and directed by the Purchaser, shall execute, any powers of attorney and other documents reasonably necessary or appropriate to enable the Sub-Servicer to carry out its servicing and administrative duties hereunder.

(b) The Sub-Servicer may not delegate duties under this Agreement to third parties, provided, however, that the Sub-Servicer may delegate duties to receive collections from Obligors to the Affiliates of Sub-Servicer, provided, however, that such Affiliates are approved by Purchaser. Notwithstanding the foregoing, the Sub-Servicer may also at any time perform through agents or subcontractors the specific duties of (i) repossession and subsequent sale of Financed Vehicles and (ii) pursuing collection of deficiency balances on Defaulted Receivables, in each case in accordance with the Credit and Collection Policy. The Sub-Servicer may also perform other specific duties (including, without limitation, collection activities) through, with the prior written consent of the Purchaser, agents or sub-contractors (including, without limitation, a Third Party Bill Payment Service). No such delegation or sub-contracting of duties by the Sub-Servicer shall relieve the Sub-Servicer of its responsibilities with respect to such duties.

(c) Consistent with the standards, policies and procedures required by this Agreement and the Credit and Collection Policy, the Sub-Servicer may use its best efforts to locate third-party purchasers that are not affiliated with the Sub-Servicer or the Seller to purchase, from time to time, any Charge-Off Receivables, and shall have the right to sell any such Charge-Off Receivables to the third-party purchaser. The Sub-Servicer may elect to not sell a Charge-Off Receivable if, in its good faith judgment, the Sub-Servicer determines that the proceeds ultimately recoverable with respect to such Charge-Off Receivable would be increased by forbearance. In selecting Charge-Off Receivables to be sold to a third-party purchaser pursuant to this Section 3.1(c), the Sub-Servicer shall use commercially reasonable efforts to locate purchasers for the most delinquent Charge-Off Receivables first. In any event, the Servicer shall not use any procedure in selecting Charge-Off Receivables to be sold to third-party purchasers which is materially adverse to the interest of the Purchaser. The Sub-Servicer shall sell each Sold Charge-Off Receivable for the greatest market price possible, although for these purposes the parties agree that any sale for the Bid Percentage satisfies this requirement. The Sub-Servicer shall remit or cause the third-party purchaser to remit all sale proceeds from the sale of Charge-Off Balances directly to the Collection Account without deposit into any intervening account as soon as practicable, but in no event later than three (3) Business Days after receipt thereof. Notwithstanding the foregoing, each forward commitment or similar agreement under which a third-party purchaser will purchase Charge-Off Receivables from the Sub-Servicer on a recurring basis shall explicitly state that Sub-Servicer shall not sell Charge-Off Receivables to third-party purchasers more frequently than monthly.

SECTION 3.2 Collection and Allocation of Receivable Payments. Consistent with the standards, policies and procedures required by this Agreement, the Sub-Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due and shall follow such collection procedures as it follows with respect to all comparable automotive receivables that it services for others and in accordance with the applicable provisions of the Credit and Collection Policy. To the extent not already so notified, the Sub-Servicer shall notify each Obligor and each other Person other than Obligors who make payments relating to Receivables to make (A) when paying in person, all payments with respect to the Receivables at any location of the Sub-Servicer or any Affiliate of the Sub-Servicer which has duly acknowledged the Purchaser’s interest in the Receivables and (B) when paying by mail, all payments with respect to the Receivables to one of the Post-Office Boxes; provided, however, that, unless the Purchaser directs otherwise, the Sub-Servicer, to the extent legally required, shall notify an Obligor that, when paying in person, payments with respect to the Receivables may be made at any Third Party Bill Payment Service (which is not in default under a contract regarding any of the Receivables and which has not been terminated upon the direction of the Purchaser or otherwise). When the Sub-Servicer or any Affiliate of the Sub-Servicer receives any payments (including payments mailed to one of the Post-Office Boxes or payments received from a Third Party Bill Payment Service), the Sub-Servicer or Affiliate, as applicable, shall hold such payments in trust for the benefit of the Purchaser, segregated from the assets of the Sub-Servicer or Affiliate, as applicable, and shall, as soon as possible but no later than one (1) Business Day following receipt/identification deposit such payments in the Depository Accounts. Notwithstanding anything herein to the contrary, the Sub-Servicer shall remain primarily responsible for all collections received with respect to the Receivables. The Sub-Servicer shall allocate collections between principal and interest in accordance with the customary servicing procedures it follows with respect to all comparable automotive receivables that it services for others and in accordance with the terms of this Agreement. Except as provided below, the Sub-Servicer, for so long as the Sub-Servicer is the Sub-Servicer, may, in accordance with the Credit and Collection Policy, grant extensions on a Receivable.

SECTION 3.3 Realization Upon Receivables. On behalf of the Purchaser, the Sub-Servicer shall use its reasonable best efforts, consistent with the servicing procedures set forth herein, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Receivable as to which the Sub-Servicer shall have determined (or should have determined as required by and in accordance with the Credit and Collection Policy) eventual payment in full is unlikely. The Sub-Servicer shall commence efforts to repossess or otherwise convert the ownership of a Financed Vehicle on or prior to the last day of the month in which an Obligor has failed to make all or part of a Scheduled Payment thereon for ninety-one (91) days or more; provided, however, that the Sub-Servicer may elect not to commence such efforts within such time period if in its good faith and reasonable judgment it determines either that it would be impracticable to do so or that the proceeds ultimately recoverable with respect to such Receivable would be increased by forbearance, in which case, such Receivable shall constitute a Defaulted Receivable. Notwithstanding the foregoing, the Sub-Servicer shall commence efforts to repossess or otherwise convert the ownership of a Financed Vehicle on or prior to the date that an Obligor has failed to make all or a part of a Scheduled Payment for one hundred eighty (180) days or more. The Sub-Servicer shall use all reasonable efforts to maximize collections on Receivables and follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of automotive receivables, consistent with the standards of care set forth in Sections 3.1 and 3.2, which may include reasonable efforts to realize upon any repurchase obligations of the originator, the Sub-Servicer, or the Transferor and selling the Financed Vehicle at public or private sale; provided, that the Sub-Servicer shall sell all repossessed Financed Vehicles at auction unless it determines in its good faith and reasonable judgment either that it would be impractical to do so or that the proceeds ultimately recoverable with respect to such Receivable would be increased by an alternative sale procedure (including sale to DTCS); provided, further, that no repossessed Financed Vehicles will be placed on consignment with any other Person. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Sub-Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its good faith and reasonable discretion that such repair and/or repossession will increase the proceeds ultimately recoverable with respect to such Receivable by an amount greater than the amount of such expenses. All amounts received upon liquidation of a Financed Vehicle shall be remitted directly by the Sub-Servicer as provided in Section 4.3.

SECTION 3.4 Physical Damage Insurance; Other Insurance.

(a) The Sub-Servicer shall have no obligation to track the maintenance of liability, physical damage, theft or loss insurance by any Obligor with respect to a Financed Vehicle.

(b) To the extent applicable, the Sub-Servicer shall not take any action which would result in noncoverage under any insurance policies that may be maintained by any Obligor and referred to in Section 3.4(a) which, but for the actions of the Sub-Servicer, would have been covered thereunder.

(c) The Sub-Servicer shall take such reasonable action as shall be necessary to permit recovery under any of the foregoing insurance policies. Any amounts collected by the Sub-Servicer under any physical damage, theft or loss insurance policies described above, shall be deposited in the Collection Account pursuant to Section 4.3.

SECTION 3.5 Maintenance of Security Interests in Financed Vehicles. Consistent with the policies and procedures required by this Agreement, the Sub-Servicer shall take such steps as are necessary to maintain the priority and perfection of the security interest created by each Receivable in the related Financed Vehicle including but not limited to obtaining the execution by the Obligor and the recording, registering, filing, re-recording, re-registering and refiling of all security agreements, financing statements and continuation statements or instruments as are necessary to maintain the security interest granted by the Obligor under such Receivable and to maintain the perfection of the security interest of the Purchaser in such Financed Vehicle and their priority as to all other Liens upon and security interests in such Financed Vehicle which now exist or may hereafter arise or be created (except for any tax liens or mechanics’ liens which may arise due to the Obligor after the applicable Closing Date). The Purchaser hereby authorize the Sub-Servicer to take such steps as are necessary to re-perfect or continue the perfection and priority of such security interest on behalf of the Purchaser in the event of the relocation of a Financed Vehicle or for any other reason.

SECTION 3.6 Additional Covenants of Sub-Servicer.

(a) The Sub-Servicer shall not release the Financed Vehicle securing each Receivable from the security interest granted by such Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or repossession, nor shall the Sub-Servicer impair the rights of the Purchaser in such Receivables, nor shall the Sub-Servicer amend a Receivable, except that extensions may be granted in accordance with Section 3.2.

(b) Collateral Protection Insurance. The Sub-Servicer shall administer its Collateral Protection Insurance program, if any, in accordance with all applicable law and in accordance with the terms of the contracts related to the Receivables which are subject to Collateral Protection Insurance.

SECTION 3.7 Purchase of Receivables Upon Breach. The Sub-Servicer or the Purchaser shall inform the other parties promptly, in writing, upon the discovery of any breach of Section 3.2, 3.4(c), 3.5 or 3.6; provided, however, that the failure to give such notice shall not affect any obligation of the Sub-Servicer hereunder. Unless the breach shall have been cured by the thirtieth (30) day following such discovery, the Sub-Servicer shall purchase any Receivable materially and adversely affected by such breach or any Receivable relating to a breach the nature of which materially and adversely affects the interest of the Purchaser in such Receivable, all as determined by the Purchaser. In consideration of the purchase of such Receivable, the Sub-Servicer shall remit the Breach Repurchase Amount in the manner specified in Section 4.3. Except as provided in Section 3.2, Section 7.2, the sole and exclusive remedy of the Purchaser with respect to a breach of Section 3.2, 3.4(c), 3.5 or 3.6 shall be to require the Sub-Servicer to purchase Receivables pursuant to this Section 3.7.

SECTION 3.8 Servicing Fees. The Master Servicing Fee shall equal the sum of the product of (a) the product of (A) (1) on or prior to July 31, 2010, 0.02% and (2) thereafter 0.10%, in each case divided by three hundred sixty five (365) and (B) the actual number of days in the applicable calendar month, and (b) the Pool Balance (or for the initial month, the Original Pool Balance, pro rated for the number of days in the applicable month). The Servicing Fee shall equal the sum of (a) product of (i) the product of (A) 4.00% divided by three hundred sixty five (365) and (B) the actual number of days in the applicable calendar month, and (ii) the Pool Balance (or for the initial month, the Original Pool Balance, pro rated for the number of days in the applicable month), (b) any Supplemental Servicing Fee and (c) any Liquidation Reimbursements. All of such fees shall be calculated for the Pool Balance as of the beginning of the month.

Notwithstanding anything else herein to the contrary, in no event shall the Custodian be liable for any servicing fee or for any differential in the amount of the servicing fee paid hereunder and the amount necessary to induce any successor Sub-Servicer to act as successor Sub-Servicer under this Agreement and the transactions set forth or provided for herein.

SECTION 3.9 Sub-Servicer Expenses. The Sub-Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including collections, fees and disbursements of independent accountants, taxes imposed on the Sub-Servicer, and expenses incurred in connection with distributions and reports to the Purchaser and the Custodian.

SECTION 3.10 Access to Certain Documentation and Information Regarding Receivables. The Sub-Servicer shall provide to representatives of the Purchaser, reasonable access to documentation and computer systems and information regarding the Receivables. The Sub-Servicer shall permit the Purchaser and its respective agents to inspect, audit, and make copies of and abstracts from the Sub-Servicer’s records regarding any Receivables. In each case, such access shall be afforded without charge but only upon reasonable request and during normal business hours. Nothing in this Section 3.10 shall derogate from the obligation of the Sub-Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of the Sub-Servicer to provide access as provided in this Section 3.10 as a result of such obligation shall not constitute a breach of this Section 3.10.

SECTION 3.11 Deposits to Depository Accounts. All payments received by the Sub-Servicer with respect to the Receivables will be received in trust by the Sub-Servicer for the benefit of the Purchaser and will be deposited into the Depository Accounts which are not subject to any Lien in favor of any other Person.

ARTICLE IV

Distributions

SECTION 4.1 Post-Office Boxes. The Sub-Servicer shall establish and maintain the Depository Accounts. The Sub-Servicer shall establish and maintain the Post-Office Boxes at United States Post Office branches.

In the event the Sub-Servicer shall for any reason no longer be acting as such, the outgoing Sub-Servicer shall, at the expense of the outgoing Sub-Servicer, deliver to the successor Sub-Servicer all documents and records relating to the Depository Accounts and an accounting of amounts collected and held by the Depository Banks and shall otherwise, in a manner not inconsistent with the Master Agency Agreement, if applicable, use its best efforts to effect the orderly and efficient transfer of any funds in the Depository Accounts to the successor Sub-Servicer. The Servicer, at its expense in a manner not inconsistent with the Master Agency Agreement, if applicable, shall cause the Depository Banks to deliver, at the direction of the Purchaser or the successor Depository Banks, all documents and records relating to the Receivables and all amounts held (or thereafter received) by the Depository Banks with respect to the Receivables (together with an accounting of such amounts) and shall otherwise, in a manner not inconsistent with the Master Agency Agreement, if applicable, use its best efforts to effect the orderly and efficient transfer of the depository arrangements, and the Sub-Servicer shall cooperate to facilitate such change.

SECTION 4.2 Establishment of Other Accounts. The Purchaser shall establish the Collection Account.

SECTION 4.3 Collections. On each Business Day, the Sub-Servicer will deposit any payments relating to the Receivables received in one of the Post-Office Boxes to one of the Depository Accounts, including, without limitation, any Breach Repurchase Amount paid by Seller or Sub-Servicer, respectively, pursuant to Section 2.5, Section 2.7 or Section 3.7 hereof. The Sub-Servicer shall deposit all payments by or on behalf of the Obligors or any other Person received by the Sub-Servicer or anyone else with respect to the Receivables, and all Liquidation Proceeds and Net Recoveries no later than the Business Day following receipt/identification directly (without deposit into any intervening account) into one of the Depository Accounts and, pending such deposit, shall hold such payments in trust for the benefit of the Purchaser, segregated from the assets of the Sub-Servicer or anyone else. Notwithstanding the foregoing, any Third Party Bill Payment Service may deposit payments made by or on behalf of the Obligors into a non-segregated depository account if such payments are remitted by ACH transfer to a Depository Account no later than the Business Day following receipt by such Third Party Bill Payment Service (or such additional period of time agreed to in writing by the Purchaser). Within three (3) Business Days following receipt of payments, the Sub-Servicer shall transfer all funds relating to the Receivables from the Depository Accounts to the Collection Account and, commencing on or before July 31, 2009, shall include a Daily Servicer Statement along with such funds. The Sub-Servicer agrees that it will not change the foregoing method of collection or its related instructions to Obligors or other Persons except in accordance with this Agreement and with the prior written consent of the Purchaser.

SECTION 4.4 Application of Collections. As of July 31, 2009 and daily thereafter at the end of each Daily Collection Period, all amounts collected hereunder shall be applied by the Purchaser in accordance with the priorities set forth in such subsections in the following order of priority:

(a) first, from Available Funds, to the Master Servicer, any then-outstanding Shortfall Master Servicing Fee

(b) second, from Available Funds, to the Master Servicer, the then-outstanding Master Servicing Fee;

(c) third, from Available Funds, to the Sub-Servicer, (i) the then-outstanding Shortfall Servicing Fee, (ii) Shortfall Supplemental Servicing Fee, and (iii) any Shortfall Liquidation Reimbursements, which amount may be netted from the daily remittance to Purchaser;

(d) fourth, from Available Funds, to the Sub-Servicer, (i) the then-outstanding Servicing Fee, (ii) Supplemental Servicing Fee and (iii) any Liquidation Reimbursements, which amount may be netted from the daily remittance to Purchaser;

(e) fifth, from Available Funds, to the Purchaser, in the following order of priority: (A) any then-outstanding Yield Premium, then (B) any then-outstanding Receivables Deficiency Premium;

(f) sixth, from Available Funds, to the Seller or Purchaser, as applicable, up to an amount equal to all corrections set forth on the current Daily Servicer Statement reflecting corrections of Daily Servicer Statements from prior periods;

(g) seventh, from Available Funds, in the following order of priority: (A) to the Seller, up to the amount required to reduce the Funding Deficiency, if any, to zero, then (B) to the Purchaser, up to the amount required, if any, to reduce the Purchase Price to the then-applicable Purchase Price Target; and

(h) finally, any remaining Available Funds to the Seller.

ARTICLE V

The Seller

SECTION 5.1 Representations and Covenants of Seller. The Seller makes the following representations and covenants, as of the applicable Closing Date on which the Purchaser relies in purchasing the Receivables and executing and authenticating the Certificate.

(a) Organization and Good Standing. The Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Arizona, with power and authority to execute, deliver and perform its obligations under this Agreement and to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall have, power, authority, and legal right to acquire, own, sell and otherwise transfer the Receivables and to enter into and perform its obligations under this Agreement.

(b) Due Qualification. The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses, permits and approvals in all jurisdictions in which the ownership or lease of Property or the conduct of its business shall require such qualifications.

(c) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and to carry out their respective terms; the Seller has full power and authority to sell and assign the Property sold and assigned to Purchaser and has duly authorized such sale and assignment to the Purchaser by all necessary corporate action; and the execution, delivery, and performance of this Agreement has been duly authorized by the Seller by all necessary corporate action.

(d) Valid Sale; Binding Obligation. This Agreement effects, as of the applicable Closing Date, a valid sale, transfer and assignment of the Receivables sold on such date and this Agreement shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

(e) No Violation. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or other organizational documents of the Seller, or any agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it is bound or any of its properties are subject; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement, mortgage, deed of trust, or other instrument (other than this Agreement); nor violate any law, order, rule, or regulation applicable to the Seller of any court or of any Federal or State regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Seller or its properties.

(f) No Proceedings. There are no proceedings or investigations pending, or to the Seller’s best knowledge, threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Seller or its properties: (A) asserting the invalidity of this Agreement; (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Receivables or this Agreement; or (D) which might adversely affect the Federal or State income, excise, franchise or similar tax attributes of the sale, transfer and assignment of the Receivables.

(g) Liens/Judgments. Seller is not aware of any judgment or tax lien filings against Seller that would materially affect Seller’s obligations or any security interest granted under this Agreement.

(h) No Consents. No consent, approval, authorization or order of or declaration or filing with any governmental authority is required in connection with the execution, delivery or performance of this Agreement or the consummation of the other transactions contemplated by this Agreement, except such as have been duly made or obtained.

(i) Place of Business; Name. The principal place of business of the Seller and its chief executive office (as that term is defined in the UCC) and the offices where the Seller keeps its records are at 4020 East Indian School Road, Suite A, Phoenix, Arizona, 85018.

SECTION 5.2 Liability of Seller; Indemnities. The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Seller under this Agreement and the representations made by the Seller in this Agreement. The Seller shall indemnify, defend, and hold harmless the Custodian, the Purchaser and their respective officers, directors, employees and agents from and against (i) any taxes that may at any time be asserted against any such Person with respect to, and as of the date of, the sale of the Receivables to the Purchaser, including any sales, gross receipts, general corporation, tangible or intangible personal Property, privilege, or license taxes and costs and expenses in defending against the same, and (ii) any and all costs, expenses (including reasonable attorneys’ fees), losses, damages, claims, demands and liabilities of any kind or character by any third party, arising out of or resulting from (A) any material inaccuracy of representations, warranties, breaches of covenants made by Purchaser in this Agreement, (B) any claims by Obligors regarding the origination, servicing, collection or administration of Receivables, (C) the Master Agency Agreement against Purchaser.

SECTION 5.3 Limitation on Liability of Seller and Others. The Seller and any director or officer or employee or agent of the Seller may rely in good faith on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

ARTICLE VI

The Purchaser

SECTION 6.1 Representations and Covenants of Purchaser. The Purchaser makes the following representations and covenants, as of the applicable Closing Date on which the Seller relies in selling the Receivables and executing and authenticating the Certificate.

(a) Organization and Good Standing. The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Illinois, with power and authority to execute, deliver and perform its obligations under this Agreement and to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall have, power, authority, and legal right to acquire, own, sell and otherwise transfer the Receivables and to enter into and perform its obligations under this Agreement.

(b) Due Qualification. The Purchaser is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses, permits and approvals in all jurisdictions in which the ownership or lease of Property or the conduct of its business shall require such qualifications.

(c) Power and Authority. The Purchaser has the power and authority to execute and deliver this Agreement and to carry out their respective terms; the Purchaser has full power and authority to purchase and assume the Property sold and assigned by Seller and has duly authorized such purchase and assumption from the Seller by all necessary corporate action; and the execution, delivery, and performance of this Agreement has been duly authorized by the Purchaser by all necessary corporate action.

(d) Valid Sale; Binding Obligation. This Agreement effects, as of the applicable Closing Date, a valid sale, transfer and assignment of the Receivables sold on such date and this Agreement shall constitute a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms.

(e) No Violation. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or other organizational documents of the Purchaser, or any agreement, mortgage, deed of trust, or other instrument to which the Purchaser is a party or by which it is bound or any of its properties are subject; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement, mortgage, deed of trust, or other instrument (other than this Agreement); nor violate any law, order, rule, or regulation applicable to the Purchaser of any court or of any Federal or State regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Purchaser or its properties.

(f) No Proceedings. There are no proceedings or investigations pending, or to the Purchaser’s best knowledge, threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Purchaser or its properties: (A) asserting the invalidity of this Agreement; (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; (C) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, the Receivables or this Agreement; or (D) which might adversely affect the Federal or State income, excise, franchise or similar tax attributes of the sale, transfer and assignment of the Receivables.

(g) No Consents. No consent, approval, authorization or order of or declaration or filing with any governmental authority is required in connection with the execution, delivery or performance of this Agreement or the consummation of the other transactions contemplated by this Agreement, except such as have been duly made or obtained.

(h) Due Diligence. Purchaser has conducted such due diligence and has reviewed all Seller, Sub-Servicer, and Receivables related information it deems necessary and appropriate for the purchase of the Receivables and this transaction, and Purchaser has not relied upon any representations or warranties of Seller or Sub-Servicer regarding such other than what is expressly set forth in this Agreement.

SECTION 6.2 Liability of Purchaser. The Purchaser shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Purchaser under this Agreement and the representations made by the Purchaser in this Agreement.

SECTION 6.3 Limitation on Liability of Purchaser and Others. The Purchaser and any director or officer or employee or agent of the Purchaser may rely in good faith on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

ARTICLE VII

The Sub-Servicer

SECTION 7.1 Representations of Sub-Servicer. The Sub-Servicer makes the following representations to the Custodian and the Purchaser, or its designee, on which the Purchaser relies in purchasing the Receivables. The representations speak as of the execution and delivery of this Agreement and on each day until all monies received pursuant to an optional prepayment by the Seller of the Receivables pursuant to Section 9.1 are distributed and shall survive the sale of the Receivables to the Purchaser.

(a) Organization and Good Standing. The Sub-Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of its incorporation, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall have, power, authority, and legal right to acquire, own, and service the Receivables and to perform its obligations under this Agreement.

(b) Due Qualification. The Sub-Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses, permits and approvals in all jurisdictions in which the ownership or lease of Property or the conduct of its business (including the servicing of the Receivables as required by this Agreement) shall require such qualifications.

(c) Power and Authority. The Sub-Servicer has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery, and performance of this Agreement has been duly authorized by the Sub-Servicer by all necessary corporate action.

(d) Binding Obligation. This Agreement constitutes the legal, valid and binding obligations of the Sub-Servicer enforceable in accordance with its terms.

(e) No Violation. The execution, delivery and performance by the Sub-Servicer of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of the Sub-Servicer, or any agreement, mortgage, deed of trust, or other instrument to which the Sub-Servicer is a party or by which it is bound or any of its properties are subject; nor result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any agreement, mortgage, deed of trust, or other instrument (other than this Agreement); nor violate any law, order, rule, or regulation applicable to the Sub-Servicer of any court or of any Federal or State regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Sub-Servicer or its properties.

(f) No Proceedings. There are no proceedings or investigations pending, or to the Sub-Servicer’s best knowledge, threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Sub-Servicer or its properties: (A) asserting the invalidity of this Agreement; (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; (C) seeking any determination or ruling that might materially and adversely affect the performance by the Sub-Servicer of its obligations under, or the validity or enforceability of, the Receivables or this Agreement; or (D) relating to the Sub-Servicer and which might adversely affect the Federal or State income, excise, franchise or similar tax attributes of the Certificate.

(g) No Consents. No consent, approval, authorization or order of or declaration or filing with any governmental authority is required for the execution, delivery and performance by the Sub-Servicer of this Agreement or the consummation of the other transactions contemplated by this Agreement, except such as have been duly made or obtained.

(h) Taxes. The Sub-Servicer has filed on a timely basis all tax returns required to be filed by it and paid all taxes, to the extent that such taxes have become due.

(i) Chief Executive Office. The Sub-Servicer hereby represents and warrants to the Purchaser that the Sub-Servicer’s principal place of business and chief executive office is, and since August 27, 2001, has been, located at: 4020 East Indian School Road, Suite C, Phoenix, AZ 85018.

(j) Compliance. The Sub-Servicer (A) is not in violation in any material respect of any laws, ordinances, governmental rules or regulations to which is subject; (B) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business; and (C) is not in violation in any material respect of any term of any agreement, charter, bylaws or instrument in which it is a party or by which it may be bound, except where, in each case, such violation or failure would not have a material adverse effect on the Purchaser or the Sub-Servicer’s ability to perform its obligations under this Agreement.

(k) Security Interests. The Sub-Servicer shall maintain perfection and priority of all security interests created hereunder in accordance with Section 3.5.

SECTION 7.2 Indemnities of Sub-Servicer.

(a) The Sub-Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Sub-Servicer under this Agreement and the representations made by the Sub-Servicer herein.

(i) The Sub-Servicer shall defend, indemnify, and hold harmless the Purchaser, the Custodian and their respective officers, directors, employees and agents from and against any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from the use, repair, ownership, or operation by the Sub-Servicer or any Affiliate thereof of a Financed Vehicle.

(ii) The Sub-Servicer shall indemnify, defend and hold harmless the Custodian, the Purchaser, and their respective officers, directors, employees and agents from and against any taxes that may at any time be asserted against any of the Persons to be indemnified under this Section 7.2(a)(ii) with respect to the transactions contemplated herein including, without limitation, any sales, gross receipts, general corporation, tangible or intangible personal Property, privilege, or license taxes (but, not including, income, franchise or other taxes measured by gross or net income based on the payment of any amounts hereunder) and costs and expenses in defending against the same.

(iii) The Sub-Servicer shall indemnify, defend, and hold harmless the Custodian, Purchaser, and their respective officers, directors, employees and agents from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon any such Person through the actions or omissions of the Sub-Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(iv) The Sub-Servicer shall indemnify, defend, and hold harmless the Custodian, the Purchaser, and their respective officers, directors, employees and agents and the Seller from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon such person through, the negligence, the willful misfeasance, or bad faith of the Sub-Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(b) For purposes of this Section 7.2, in the event of the termination of the rights and obligations of a Sub-Servicer (or any successor thereto pursuant to Sections 7.3 or 8.2) as Sub-Servicer pursuant to Section 8.1(b), such Sub-Servicer shall be deemed to be the Sub-Servicer pending appointment of a successor Sub-Servicer pursuant to Section 8.2. The provisions of this Section 7.2(b) shall in no way affect the survival pursuant to Section 7.2(c) of the indemnification by the Sub-Servicer provided by Section 7.2.

(c) Indemnification under this Section 7.2 by any Person, with respect to the period such Person was or is deemed the Sub-Servicer, shall survive the termination of this Agreement and any removal of such Person as Sub-Servicer and the resignation or removal of the Custodian or the Master Servicer and shall include, without limitation, reasonable fees and expenses of counsel and expenses in connection with any actual or threatened action, proceeding or claim.

SECTION 7.3 Limitation on Liability of Sub-Servicer and Others. Neither the Sub-Servicer nor any of the directors or officers or employees or agents of the Sub-Servicer shall be under any liability to the Persons entitled to indemnity under Section 7.2 or otherwise, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Sub-Servicer or any such person against any liability that would otherwise be imposed by reason of a breach of this Agreement or willful misfeasance, bad faith, or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Sub-Servicer and any director or officer or employee or agent of the Sub-Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

SECTION 7.4 Sale of Charge-off Receivables. Sub-Servicer acknowledges that it may, from time to time enter into one or more forward commitment agreements with respect to some or all of the Receivables, to the extent they become Charge-Off Receivables, pursuant to Section 3.1(c). In connection with each Forward Commitment Transfer, Sub-Servicer agrees:

(a) to make all of the representations and warranties in Section 7.1 required by a third-party purchaser with respect to such Forward Commitment Transfer as of the date of such Forward Commitment Transfer and to provide such indemnities set forth in Section 7.2 required by a third-party purchaser with respect to such Forward Commitment Transfer;

(b) if required by a third-party purchaser with respect to a forward commitment agreement, to reimburse costs of such third-party purchaser with respect to a Charge-Off Receivable in the event such Charge-Off Receivable, at the time of sale to such third-party purchaser, was an Unenforceable Receivable; provided, however, that such costs shall not exceed the Purchase Price of such Charge-Off Receivable and shall be the sole responsibility of Sub-Servicer; and

(c) to execute all agreements and legal documents reasonably required to be executed by the Sub-Servicer in connection with such Forward Commitment Transfer (including a mutually acceptable assignment assumption and recognition agreement); provided, however, that any such agreements be consistent with the terms hereof and impose no greater duties, liabilities or obligations upon the Sub-Servicer than those set forth herein.

SECTION 7.5 Indemnities of Purchaser. The Purchaser shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Purchaser under this Agreement and the representations made by the Purchaser herein.

(a) The Purchaser shall indemnify, defend, and hold harmless the Sub-Servicer and Seller, and their respective officers, directors, employees and agents from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon any such Person through the actions or omissions of the Purchaser in the performance of its duties under this Agreement.

(b) The Purchaser shall indemnify, defend, and hold harmless the Sub-Servicer and the Seller, and their respective officers, directors, employees and agents, from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon such person through, a breach of any misrepresentation hereunder, or the negligence, the willful misfeasance, or bad faith of the Purchaser in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

ARTICLE VIII

Termination Events

SECTION 8.1 Termination Events.

(a) Servicer Termination Events. If any one of the following events (each, a “Servicer Termination Event”) shall occur:

(i) A failure of the Sub-Servicer to observe or perform in any material respect any covenant or obligation of the Sub-Servicer contained in any transaction document which (i) materially and adversely affects the rights of the Purchaser and (ii) remains unremedied for a period of thirty days (30) days after (x) written notice of such failure has been received by the Sub-Servicer; provided, however, if Sub-Servicer begins to cure any such failure within the time period specified in the previous clause and diligently continues to cure such failure, such time period will be extended for as long as is reasonably necessary to cure such failure;

(ii) A failure by the Sub-Servicer to deliver to the Purchaser any required payment of any amount due to the Purchaser and such failure remains unremedied for a period of five (5) business days after (x) written notice thereof has been received by the Sub-Servicer or (y) discovery of such failure by an officer of the Sub-Servicer;

(iii) A failure by the Sub-Servicer to (a) abide in any material respect with the Credit and Collection Policy, and (b) cure such failure or repurchase the adversely affected Receivables as set forth herein;

(iv) The entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for the Sub-Servicer in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(v) The commencement of a voluntary case by the Sub-Servicer under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or by the consent by the Sub-Servicer to the entry of an order for relief in an involuntary case under any such law, or the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Sub-Servicer;

(vi) The representations and warranties set forth in Section 5.1 and Section 7.1 shall at any time not be true and correct in any material respect except to the extent such would not have a material adverse effect on (i) the collection and payment of a Receivable or (ii) Purchaser’s interests in such Receivable;

(vii) The Net Worth of the DT Entities On A Consolidated Basis shall be less than $325,000,000, plus 55% of positive net income earned after December 31, 2008; or

(viii) The occurrence and continuance of a Trigger Event;

Then, and in each and every case upon the occurrence of (i) a Servicer Termination Event (other that a Trigger Event), (A) that arises from the failure of the Sub-Servicer to perform its duties or obligations hereunder, the Purchaser shall take all reasonable steps available to remedy such failure; and (B) the Purchaser may terminate all of the rights and obligations of the Sub-Servicer under this Agreement upon at least thirty (30) days prior written notice to the Sub-Servicer, or (ii) a Trigger Event, the Purchaser may terminate all of the rights and obligations of the Sub-Servicer under this Agreement solely with respect to all Trigger Test Pools upon at least thirty (30) days prior written notice to the Sub-Servicer. The Sub-Servicer shall be entitled to its Servicing Fee (or the applicable portion thereof) prior to the effective date of its termination. Subject to Section 9.1, on the date specified in such written notice, all authority and power of the Sub-Servicer under this Agreement with respect to the applicable Tranches shall, without further action, pass to and be vested in (i) the Master Servicer; or (ii) such successor Sub-Servicer as may be appointed under Section 8.2; provided, however, that the successor Sub-Servicer shall have no liability with respect to any obligation which was required to be performed by the predecessor Sub-Servicer prior to the date the successor Sub-Servicer becomes the Sub-Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Sub-Servicer as Sub-Servicer; and, without limitation, the Purchaser is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Sub-Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Receivables and related documents, or otherwise. The predecessor Sub-Servicer shall cooperate with the successor Sub-Servicer, the Purchaser and the Custodian in effecting the termination of the responsibilities and rights of the predecessor Sub-Servicer under this Agreement, including the transfer to the successor Sub-Servicer for administration by it of all cash amounts that shall at the time be held or should have been held by the predecessor Sub-Servicer for deposit, or shall thereafter be received with respect to a Receivable and the delivery to the successor Sub-Servicer of all files and records concerning the Receivables and a computer tape in readable form containing all information necessary to enable the successor Sub-Servicer to service the Receivables and the other Purchaser Property. All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred by the Purchaser, the Custodian, or the successor Sub-Servicer in connection with transferring the Sub-Servicer Files to the successor Sub-Servicer and amending this Agreement to reflect such succession as Sub-Servicer pursuant to this Section 8.1(b) shall be paid by the predecessor Sub-Servicer upon presentation of reasonable documentation of such costs and expenses. In addition, any successor Sub-Servicer shall be entitled to payment from the immediate predecessor Sub-Servicer for reasonable transition expenses incurred in connection with acting as successor Sub-Servicer. The predecessor Sub-Servicer shall grant the Purchaser and the successor Sub-Servicer reasonable access to the predecessor Sub- Servicer’s premises and at any location at which payments on the Receivables are received at the predecessor

Sub-Servicer’s expense. If requested by the Purchaser, the Master Servicer or the successor Sub-Servicer, as applicable, shall terminate any arrangements relating to (A) the Collection Account; or (B) the Post-Office Boxes, and give notices thereunder or take other actions with respect thereto, and direct the Obligors to make all payments under the Receivables directly to the successor Sub-Servicer at the predecessor Sub-Servicer’s expense (in which event the successor Sub-Servicer shall process such payments directly, or through a lock-box account with a lock-box bank at the direction of the Purchaser).

(b) Seller Termination Events. If any one of the following events (each, a “Seller Termination Event”) shall occur:

(i) A failure by the Seller to originate and sell Eligible Tranches of Receivables which such failure remains unremedied for a period of thirty days (30) days after written notice of such failure has been received by the Seller; provided that such failure shall not be a Seller Termination Event if such failure is the result of a good faith dispute between the Seller and Purchaser as to the characterization of any Tranche(s) as non-Eligible Tranche(s);

(ii) The entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for the Seller in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(iii) The commencement of a voluntary case by the Seller under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or by the consent by the Seller to the entry of an order for relief in an involuntary case under any such law, or the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Seller;

(iv) The representations and warranties set forth in Section 5.1 shall at any time not be true and correct in any material respect except to the extent such would not have a material adverse effect on (i) the collection and payment of a Receivable or (ii) Purchaser’s interests in such Receivable;

(v) The Net Worth of the DT Entities On A Consolidated Basis shall be less than $325,000,000, plus 55% of positive net income earned after December 31, 2008; or

(vi) The occurrence and continuance of a Trigger Event;

Then, and in each and every case upon the occurrence of a Seller Termination Event, the Purchaser by notice then given in writing to the Seller, may terminate all of its obligations to purchase additional Tranches pursuant to Section 2.1(a) hereof. Notwithstanding the foregoing, nothing in this Section shall be deemed a waiver of the Seller’s rights under Section 9.1.

SECTION 8.2 Appointment of Successor.

(a) Upon the Sub-Servicer’s receipt of notice of termination pursuant to Section 8.1(a), the predecessor Sub-Servicer shall continue to perform its functions as Sub-Servicer under this Agreement only until a successor Sub-Servicer or the Master Servicer has assumed the obligations of the predecessor Sub-Servicer. In the event of termination of the Sub-Servicer hereunder, unless the Purchaser shall appoint another Person as successor Sub-Servicer, the Master Servicer shall assume the obligations of Sub-Servicer hereunder on the date specified in such written notice (the “Assumption Date”) pursuant to this Agreement. Notwithstanding the Master Servicer’s assumption of, and its agreement to perform and observe, all duties, responsibilities and obligations of Sub-Servicer as Sub-Servicer under this Agreement arising on and after the Assumption Date, the Master Servicer shall not be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, obligations or liabilities of the Sub-Servicer or any predecessor Sub-Servicer arising out of actions or omissions occurring on or before the Assumption Date, whether provided for by the terms of this Agreement, arising by operation of law or otherwise, including, without limitation, any liability for, any duties, responsibilities, obligations or liabilities of the Sub-Servicer or any predecessor Sub-Servicer arising out of actions or omissions occurring on or before the Assumption Date under Sections 2.4 3.7, 4.3, 4.4 or 7.2 of this Agreement, regardless of when the liability, duty, responsibility or obligation of the Sub-Servicer or any predecessor Sub-Servicer therefore arose, whether provided by the terms of this Agreement, arising by operation of law or otherwise.

(b) Upon appointment, the successor Sub-Servicer shall be the successor in all respects to the predecessor Sub-Servicer and shall be subject to all the responsibilities, duties, and liabilities arising thereafter relating thereto placed on the predecessor Sub-Servicer, and shall be entitled to the Servicing Fee and all of the rights granted to the predecessor Sub-Servicer, by the terms and provisions of this Agreement.

SECTION 8.3 Action Upon Certain Failures of the Sub-Servicer. In the event that the Purchaser shall have knowledge of any failure of the Sub-Servicer specified in Section 8.1(a) which would give rise to a right of termination under such Section upon the Sub-Servicer’s failure to remedy the same after notice, the Purchaser shall give notice thereof to the Sub-Servicer. For all purposes of this Agreement, in the absence of actual knowledge by a Responsible Officer, the Purchaser shall not be deemed to have knowledge of any failure of the Sub-Servicer as specified in Section 8.1(a) unless notified thereof in writing by the Sub-Servicer or by the Purchaser. The Purchaser shall be under no duty or obligation to investigate or inquire as to any potential failure of the Sub-Servicer specified in Section 8.1(a).

ARTICLE IX

Right of Repurchase

SECTION 9.1 Optional Repurchases. With respect to each Trigger Test Pool, (i) at any time after July 31, 2010, or (ii) at any time after the Trigger Test Pools become Terminated Trigger Test Pools and, in each case, upon at least thirty (30) days prior written notice from the Seller to the Purchaser (each, a “Repurchase Notice”), Seller, in its sole discretion, shall have the right but not the obligation to repurchase any Trigger Test Pool or such Terminated Trigger Test Pools, as applicable, in each case in whole, but not in part, by remitting the Repurchase Amount. If any Trigger Test Pool, other than Terminated Trigger Test Pools, is to be repurchased pursuant to this Section 9.1, the Seller shall designate a date for such repurchase in the Repurchase Notice (the “Repurchase Date”) which shall be a date occurring in August 2010, if applicable, or thereafter in the first calendar month of March, June, September or December to begin after the date of the Repurchase Notice. If Terminated Trigger Test Pools are to be repurchased pursuant to this Section 9.1, the Seller shall designate a date for such repurchase in the Repurchase Notice (the “Repurchase Date”) which shall be at least thirty (30) days, but not more than sixty (60) days, after the date of the Repurchase Notice. The Repurchase Amount shall be determined as of the Repurchase Date and, in connection with such repurchase, all amounts owed to the Sub-Servicer, and the Master Servicer with respect to the Trigger Test Pool(s) or Terminated Trigger Test Pools, as applicable, being repurchased shall be paid. The Seller shall wire transfer the Repurchase Amount to Purchaser on the Repurchase Date; if, however, in the event that payment of the Repurchase Amount shall occur after the Repurchase Date, Purchase shall be entitled to receive any and all Yield Premium through the date that the Repurchase Amount is tendered to Purchaser. Thereupon, the Seller shall succeed to all interests of the Purchaser in and to the property comprising the applicable Tranche. Purchaser hereby agrees to execute all documents of assignment as are requested by Seller.

ARTICLE X

Certain Matters Affecting the Custodian.

SECTION 10.1 Limitations on Duties. The Custodian undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Custodian shall not have any duties or responsibilities except those expressly set forth in this Agreement or be a trustee for or have any fiduciary obligation to any party hereto.

SECTION 10.2 Limitations on Liability. Neither the Custodian nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith in good faith and believed by it or them to be within the purview of this Agreement, except for its or their own negligence, lack of good faith or willful misconduct.

SECTION 10.3 Reliance on Information. In the absence of bad faith on the part of the Custodian, the Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Custodian, reasonably believed by the Custodian to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement, but in the case of any written request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Custodian, the Custodian shall be under a duty to examine the same to determine whether or not it conforms to the requirements of this Agreement.

SECTION 10.4 Certification of Factual Matters. Whenever in the administration of the provisions of this Agreement the Custodian shall deem it necessary or desirable that a factual matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or a lack of good faith on the part of the Custodian, be deemed to be conclusively proved and established by a certificate signed by the Purchaser’s or Sub-Servicer’s officers, as the case may be, and delivered to the Custodian, and such certificate, in the absence of negligence or a lack of good faith on the part of the Custodian, shall be full warrant to the Custodian for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof; provided that nothing in any such certificate signed by an officer of the Purchaser or Sub-Servicer and delivered pursuant to this Section 10.04 shall (i) modify, amend or supplement, and shall not be interpreted or construed to modify, amend or supplement, any provision of this Agreement or (ii) provide, or be interpreted or construed to provide, authorization to act in contravention of any provision of this Agreement.

SECTION 10.5 Opinion of Counsel. The Custodian may consult with outside legal counsel and the advice given in any written legal opinion of such outside legal counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such written legal opinion of outside legal counsel.

SECTION 10.6 Indemnification by Seller. Except to the extent the Custodian has been indemnified by another party and except to the extent provided for herein, the Seller agrees to indemnify and hold the Custodian, and its officers, directors, employees and agents harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, payments, costs or expenses (including reasonable legal fees and costs) of any kind or nature whatsoever that may be imposed on, incurred or asserted against the Custodian in any way relating to or arising out of this Agreement; provided, however, that the Custodian shall not be entitled to indemnification for any portion of any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, payments, costs or expenses due to the willful misconduct, lack of good faith or negligence of the Custodian.

SECTION 10.7 Not Required to Risk Funds. None of the provisions of this Agreement shall require the Custodian to risk its own funds or otherwise to incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to the Custodian against such risk or liability is not assured to the Custodian.

SECTION 10.8 Agents and Representatives. The Custodian may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, Custodians or nominees appointed with due care; provided, however, the Custodian shall at all times retain liability for the acts of its agents, attorneys, Custodians or nominees so appointed as though the Custodian had performed such duties.

SECTION 10.9 Mergers and Consolidations. Any corporation into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation succeeding to the business of the Custodian shall be the successor of the Custodian hereunder without the execution or filing or any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided, that the Custodian shall provide the Program Agent and the Seller with prompt written notice of such merger, conversion or consolidation after such merger, conversion of consolidation has been made public.

ARTICLE XI

Miscellaneous Provisions

SECTION 11.1 Amendment. This Agreement may be amended by the Seller, the Purchaser, the Sub-Servicer, the Master Servicer and the Custodian to add any provisions to or change in any manner or eliminate any provisions of this Agreement or modify in any manner the rights of the parties hereunder.

SECTION 11.2 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) THE SELLER, THE SERVICER, THE MASTER SERVICER AND THE PAYING AGENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS OR ARIZONA, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH IN SECTION 11.3 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER, THE SERVICER AND THE TRUST, EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE SELLER, THE SERVICER, OR THE TRUST, TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

SECTION 11.3 Notices. All demands, notices, and communications upon or to the Seller, the Purchaser, the Sub-Servicer, or the Custodian under this Agreement shall be in writing, and delivered (a) personally; (b) by certified mail, return receipt requested; (c) by Federal Express or similar overnight courier service; (d) by telecopy; or (e) electronic mail and shall be deemed to have been duly given upon receipt (a) in the case of the Seller, to the agent for service as specified in this Agreement, at the following address: 4020 East Indian School Road, Suite C, Phoenix, Arizona, 85018 (Telecopy: (602) 852-6696) (Email: Jon.Ehlinger@drivetime.com), or at such other address as shall be designated by the Seller in a written notice to the Custodian and the Purchaser; (b) in the case of the Sub-Servicer, to Secretary, 4020 East Indian School Road, Phoenix, Arizona 85018 (Telecopy: 602-852-6686) (Email: Jon.Ehlinger@drivetime.com); (c) in the case of the Purchaser to 8585 North Stemmons Freeway, Suite 1100, North Dallas, Texas, 75247 (Telecopy: 972-755-8382) (Email: eburns@santanderauto.com); (d) in the case of the Custodian, Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services, Asset Backed Administration

(Telecopy: 612-667-3464); and (e) in the case of the Master Servicer, to 8585 North Stemmons Freeway, Suite 1100, North Dallas, Texas, 75247 (Telecopy: 972-755-8382) (Email: eburns@santanderauto.com).

SECTION 11.4 Severability of Provisions. If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 11.5 Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Sections 3.1(b), 6.3 and 7.2, this Agreement, or any rights or obligations hereunder, shall not be assigned by the Seller or the Sub-Servicer without the prior written consent of the Purchaser.

SECTION 11.6 Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument. The parties may rely upon facsimile or .pdf signatures as originals.

(BALANCE OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Seller, the Purchaser, the Sub-Servicer, and the Custodian have caused this Sale and Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

DT ACCEPTANCE CORPORATION, as Seller

By:	/s/ Jon D. Ehlinger
Jon D. Ehlinger, Secretary

SANTANDER CONSUMER USA INC., an Illinois corporation

By:	/s/ Thomas Dundon
Its:	President and CEO

DT CREDIT CORPORATION, as Sub-Servicer

By:	/s/ Jon D. Ehlinger
Jon D. Ehlinger, Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:	/s/ Jeanine C. Casey
Its:	Vice President

[Signature page to Sale and Servicing Agreement]

APPENDIX A

“2008 Agreement” has the meaning set forth in the Recitals to this Agreement.

“2008 Agreement Tranches” has the meaning set forth in the Recitals to this Agreement.

“2009 Agreement” has the meaning set forth in the Recitals to this Agreement.

“2009 Agreement Tranches” has the meaning set forth in the Recitals to this Agreement.

“ACH” means The National Automated Clearinghouse System.

“Acknowledgement and Agreement (Master Agency Agreement)” means that certain Acknowledgement and Agreement (Master Agency Agreement) dated as of December 11, 2008, executed by the Purchaser.

“Affiliate” of any Person means any Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person. For purposes of this definition of “Affiliate,” the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause a direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Agent under the Master Agency Agreement.

“Agreement” means this Sale and Servicing Agreement, as the same may be amended and supplemented from time to time, and all exhibits, schedules and annexes hereto.

“Amount Financed” means, with respect to a Receivable, the aggregate amount originally advanced under the Receivable toward the purchase price of the Financed Vehicle and any related costs (exclusive of any Collateral Protection Insurance Payments).

“Annual Percentage Rate” of a Receivable means the annual percentage rate of finance charges stated in the Receivable.

“Approved Indebtedness” means, any Indebtedness of DTAG and/or DriveTime that satisfies all of the following criteria:

(i) such Indebtedness is subordinated in right of payment to all senior secured Indebtedness of DTAG and DriveTime and, if such Indebtedness is secured Indebtedness, the Liens securing such Indebtedness are subordinated to the Liens securing all senior secured Indebtedness of DTAG and DriveTime; and

(ii) such Indebtedness has a scheduled maturity date no earlier than December 31, 2011.

For the avoidance of doubt, for purposes of this Agreement (x) the $75,000,000 in aggregate principal amount of 12.0% Subordinated Notes due August 1, 2013 issued by DriveTime and DTAC on or about April 25, 2008 and May 30, 2008 pursuant to that certain Subordinated Note Purchase Agreement, dated as of April 25, 2008 among DriveTime, DTAG and Verde Investments, Inc. shall be Approved Indebtedness and (y) the Indebtedness created under the Subordinated Loan Agreement shall not be Approved Indebtedness.

Appendix A-1

“Assumption Date” means the date on which the Master Servicer assumes and commences the servicing responsibility of the Sub-Servicer hereunder.

“Available Funds” means the sum of (i) the Available Interest and Available Principal and (ii) any available earnings on funds in the Collection Account.

“Available Interest” means the sum of the following amounts with respect to the preceding Daily Collection Period: (i) that portion of all collections on or in connection with Receivables allocable to interest due on such Receivables during such Daily Collection Period; (ii) all Liquidation Proceeds to the extent allocable to interest due on Receivables; (iii) all proceeds from Net Recoveries with respect to a Defaulted Receivable to the extent allocable to interest thereon; (iv) the Breach Repurchase Amount of each Receivable that became a Purchased Receivable under an obligation that arose during such Daily Collection Period to the extent allocable to accrued interest thereon; and (v) all other amounts received and not allocable to principal on the Receivables.

“Available Principal” means the sum of the following amounts with respect to the preceding Daily Collection Period: (i) that portion of all collections on or in connection with Receivables allocable to principal; (ii) all Liquidation Proceeds allocable to principal due on Receivables; (iii) all proceeds from Net Recoveries with respect to a Defaulted Receivable to the extent allocable to principal; and (iv) to the extent allocable to principal, the Breach Repurchase Amount of each Receivable that became a Purchased Receivable under an obligation that arose during such Daily Collection Period.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes.

“Bid Percentage” means 1.75% for Charge-Off Receivables sold within 120 days of charge-off; 1.50% for Charge-Off Receivables sold between 121 days 180 days of charge-off; 1.25% for Charge-Off Receivables sold more than 180 days after charge-off.

“Breach Repurchase Amount” means, with respect to a Receivable to be repurchased, the amount, as of the close of business on the last day of the Daily Collection Period immediately prior to deposit of such Breach Repurchase Amount in accordance with Section 4.3, equal to the current unpaid principal balance of such Receivable multiplied by the Purchase Price Percentage, plus any reasonable expenses incurred by Purchaser in enforcing such repurchase obligation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Arizona, the State of Delaware, the State in which the Corporate Trust Office is located or the State in which the executive offices of the Sub-Servicer is located shall be authorized or obligated by law, executive order, or governmental decree to be closed.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

Appendix A-2

“Certificate of Title” means the certificate of title issued by the applicable state governmental agency for a Financed Vehicle.

“Charge-Off Receivables” means retail installment contracts held by Purchaser that have been charged-off, are post-liquidation and which are not secured by a Financed Vehicle or for which Sub-Servicer has been unable to repossess the Financed Vehicle for a period of at least thirty (30) days and the Receivable is now one hundred twenty (120) or more days past due, all in accordance with the Sub-Servicer’s Credit and Collection Policy.

“Charge-Off Receivable Schedule” means the schedule describing the Charge-Off Receivables being sold to a third-party purchaser, including the computer disk or tape describing such Charge-Off Receivables for collections and due diligence purposes which shall include all relevant information on the Charge-Off Receivables and the Obligor(s).

“Closing Date” means (i) for the initial closing, the date hereof, (ii) for the Tranche sold in August 2009, no later than August 7, 2009, and (iii) for all Tranches, no later than the twentieth (20th) day of the applicable month for such Tranche or, if the twentieth (20th) day is not a Business Day, the next succeeding Business Day or such later date as agreed by the Seller and Purchaser in writing (which such writing shall include the execution transaction documents related to the purchase of such Tranche by the Purchaser and Seller evidencing the modified Closing Date).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Protection Insurance” means a collateral protection insurance policy with respect to the related Financed Vehicle obtained by the Sub-Servicer at the direction of the Obligor.

“Collateral Protection Insurance Payment” means the amount necessary to reimburse the Sub-Servicer for the related premium on the Collateral Protection Insurance obtained by the Sub-Servicer at the direction of the Obligor with respect to the related Financed Vehicle.

“Collection Account” means the segregated account designated as such, established in the name of, and maintained by the Purchaser.

“Contract” means, with respect to a Receivable, the retail installment sales contract, with any amendments or modifications thereto, pursuant to which the Obligor has purchased the Financed Vehicle.

“Contract Date” means, with respect to each Contract, the date of the Contract.

“Contract File” means, with respect to each Receivable, the following:

(i)	the fully-executed original of the Contract (together with any agreements modifying the Contract, including, without limitation, any extension agreements); and

(ii)

the original Certificate of Title (or its equivalent) and such other documents that the Seller would, in accordance with its customary procedure, keep on file (A) indicating that the Financed Vehicle is owned by the Obligor, and (B) evidencing

Appendix A-3

the security interest (and perfection thereof) of the Seller as the holder of a first priority perfected security interest in the Financed Vehicle or, if not yet received, a copy of the application for the Certificate of Title, showing the Seller as secured party.

“Corporate Trust Office” means, with respect to the Custodian, the principal Corporate Trust Office of the Custodian located at MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, Minnesota, 55479, Attention: Corporate Trust Services/Asset Backed Administration or, with respect to the delivery and location of Contract Files, 1055 10th Avenue Southeast, MAC N9401-011, Minneapolis, Minnesota, 55414, Attention: ABS Custody Vault, or such other address as the Custodian may designate from time to time by written notice to the Sub-Servicer and the Purchaser, or the principal corporate trust office of any successor Custodian.

“Cram Down Loss” means, with respect to a Receivable, if a court of appropriate jurisdiction in an insolvency proceeding shall have issued an order reducing the amount owed on a Receivable or otherwise modifying or restructuring Scheduled Payments to be made on a Receivable, an amount equal to such reduction in Principal Balance of such Receivable or the reduction in the net present value (using as the discount rate the lower of the contract rate or the rate of interest specified by the court in such order) of the Scheduled Payments as so modified or restructured. A “Cram Down Loss” shall be deemed to have occurred on the date such order is entered.

“Credit and Collection Policy” means (1) the “Underwriting Guidelines” for DTCS and the Sub-Servicer and (2) DT Credit Corporation, Collections and Servicing Policy Summary as in effect on the applicable Closing Date and a copy of each of which has been delivered on or prior to the date hereof to the Purchaser and certified pursuant to Officer’s Certificates and as may be modified from time to time (each modification to be delivered to Purchaser within ten Business Days of such modification), and with respect to any successor Sub-Servicer, the customary and usual collection and servicing procedures that institutions that service comparable automobile retail installment sale contracts utilize in servicing such contracts and which are acceptable to the Purchaser.

“Custodian” means Wells Fargo Bank, National Association, a national banking association, as Custodian under the Agreement, or any successor Custodian under the Agreement.

“Cutoff Date” means, with respect each Tranche, (i) on the Closing Dates occurring in July and August, June 30, 2009, and (ii) on all other Closing Dates, the last day of the month preceding the month of the applicable sale hereunder.

“Daily Collection Period” means each Business Day during the term of this Agreement or, in the case of the initial Daily Collection Periods following the Closing Date of Tranche A, the period beginning and including the first day after the applicable Cutoff Date to and including the first day of the second week after which the Closing Date of Tranche A occurs. Any amount stated “as of the close of business on a Daily Collection Period” shall give effect to the following calculations as determined as of the end of the day on such last day: (1) all applications of collections and (2) all distributions; provided, however, that all payments by Seller required by Section 2.2 are specifically excluded from the “Daily Collection Period” concept and none of the payments by Seller required by Section 2.2 hereof shall be included in any such calculations required by this definition.

Appendix A-4

“Daily Servicer Statement” means the daily servicer statement, in the form of Exhibit 4.3, that Sub-Servicer is obligated to provide Purchaser in connection with

“Debt” means the obligations, expressed in terms of Unpaid Charge-Off Balances as identified in the Charge-Off Receivable Schedule. Nothing in this definition shall be deemed to imply that the Debts are legally enforceable as a result of the expiration of applicable statute of limitations or other enforcement or collection restrictions affecting creditors’ rights generally.

“Debtor Relief Laws” means the Bankruptcy Code (Title 11 of the United States Code) of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshaling of assets or similar debtor relief laws of the United States or any State of the United States from time to time in effect affecting the rights of creditors generally.

“Defaulted Receivable” means a Receivable (i) for which all, or any part in excess of 10.00%, of any Scheduled Payment is more than ninety (90) days delinquent on the last day of a calendar month; (ii) for which the Financed Vehicle has been surrendered or repossessed and the repayment period granted the Obligor or required by applicable law has expired; (iii) which has been settled for less than the Principal Balance; (iv) which has been liquidated by the Sub-Servicer through the sale of the Financed Vehicle; (v) for which proceeds have been received which in the Sub-Servicer’s judgment, constitute the final amounts recoverable in respect of such Receivable; (vi) which has been charged-off (or should have been charged-off) in accordance with the Credit and Collection Policy; or (vii) for which the Obligor is a party to a proceeding under any Debtor Relief Law which arose after the creation of such Receivable (other than as a creditor or claimant).

“Depository Accounts” means the segregated accounts initially in the name of the Sub-Servicer designated as such, established and maintained by the Sub-Servicer pursuant to Section 4.1 and the Master Agency Agreement, or as otherwise consented to in writing by the Purchaser.

“Depository Bank” means, as of any date, a depository institution named by the Sub-Servicer and permitted pursuant to the Master Agency Agreement or otherwise acceptable to the Purchaser, and at which the Depository Accounts are established and maintained as of such date.

“Dollars” means dollars of the United States of America.

“DriveTime” means DT Acceptance Corporation, an Arizona corporation, and any successor thereto and/or DriveTime Automotive Group, Inc., a Delaware corporation, and any successor thereto, as the context may require.

“DT Entities On A Consolidated Basis” means, with respect to any applicable financial statement or measurement, the treatment of such financial information or measurement for the DriveTime and DTAG and their consolidated Subsidiaries as a single unit, after elimination of all intercompany transactions, determined in accordance with GAAP.

Appendix A-5

“DTAC” means DT Acceptance Corporation, an Arizona corporation, and any successor thereto.

“DTAG” means DriveTime Automotive Group, Inc., a Delaware corporation, and any successor thereto.

“DTCC” means DT Credit Corporation, an Arizona corporation, and any successor thereto.

“DTCG” this term refers to the “DT Consolidated Group,” which includes the DriveTime, DTAG and any Affiliates of any DriveTime or DTAG included in DriveTime’s consolidated financial statements. For purposes of any financial covenants, the financial statements and information of the DriveTime and DTAG shall be presented on a consolidated basis, after elimination of all intercompany transactions, determined in accordance with GAAP, and the covenants calculated based upon such consolidated financial information and/or statements.

“DTCS” means DriveTime Car Sales, Inc., an Arizona corporation, and any successor thereto.

“DTSFC” means DriveTime Sales and Finance Corporation, an Arizona corporation, and any successor thereto.

“DT Warehouse” means DT Warehouse, LLC, a Delaware limited liability company, and any successor thereto.

“Eligible Account” means (i) a segregated trust account that is maintained with a depository institution acceptable to the Purchaser; (ii) a segregated trust account maintained by Wells Fargo Bank, National Association; and (iii) a segregated direct deposit account maintained with a depository institution organized under the laws of the United States of America, or any of the States thereof, having a certificate of deposit, short-term deposit or commercial paper rating of at least A-1+ by Standard & Poor’s and P-1 by Moody’s, and acceptable to the Purchaser.

“Eligible Tranche” means a Tranche which, as of the date of sale hereunder, in the reasonable discretion of the Purchaser consistent with prior methods, standards and practice hereunder, meets the eligibility requirements for Tranches set forth on Exhibit 8.1(b)(i).

“Existing Agreements” has the meaning set forth in the Recitals to this Agreement.

“Existing Tranches” has the meaning set forth in the Recitals to this Agreement.

“Financed Vehicle” means, with respect to a Receivable, the used automobile, light duty truck, van or minivan, together with all accessions thereto, securing an Obligor’s indebtedness under such Receivable.

“Forward Commitment Transfer” means any sale or transfer of some or all of the Charge-Off Receivables by the Purchaser at the direction of the Sub-Servicer to a third-party purchaser.

“Funding Deficiency” with respect to a failure of the Purchaser to purchase Receivables in aggregate Principal Balance equal to the Minimum Receivables Principal Amount on any Closing Date prior to the Termination Date, means the excess of (i) the product

Appendix A-6

of the Purchase Price Percentage and the aggregate Principal Balance as of the most recent Cutoff Date of all Eligible Receivables sold hereunder (after taking into account Receivables sold to satisfy the most recent Minimum Receivables Principal Amount) over (ii) the product of the Purchase Price Percentage and the aggregate Principal Balance as of the most recent Cutoff Date of all Eligible Receivables sold hereunder (without regard to the Receivables sold to satisfy the most recent Minimum Receivables Principal Amount).

“GAAP” generally accepted accounting principles as in effect from time to time in the United States of America.

“Guarantee” means, as to any Person, any obligation of such person directly or indirectly guaranteeing any Indebtedness of any other Person in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or take or pay or otherwise). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable about of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” means, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (i) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) accrued obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements or like arrangements; (vii) Indebtedness of others Guaranteed by such Person; and (vii) any other obligation of such Person by a note, bond, debenture or similar instrument that would be classified as indebtedness on a balance sheet prepared in accordance with GAAP.

“Intangible Assets” the amount (to the extent reflected in determining consolidated stockholders’ equity) of (i) all investments in Subsidiaries of DriveTime other than consolidated Subsidiaries and (ii) all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Inventory Facility” that certain Third Amended and Restated Loan and Security Agreement, to be dated as the date set forth therein but prior to the Closing Date occurring in August, by and among DTAG, DTSFC and DTCS, as the borrowers, and Manheim Automotive Financial Services, Inc. and the Purchaser as the lenders, as amended and supplemented from time to time.

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

Appendix A-7

“Limited Power of Attorney (Purchase and Sale Contract Charge-off Receivables)” means that certain Limited Power of Attorney (Purchase and Sale Contract Charge-off Receivables) dated as of December 11, 2008, executed by the Purchaser with respect to the Acknowledgement and Agreement (Purchase and Sale Contract Charge-off Receivables).

“Limited Warranty Program” means that certain warranty program known by the same name offered by the originator to Obligors on a Financed Vehicle, as more fully described in Part I of Schedule A.

“Liquidation Proceeds” means, with respect to a Defaulted Receivable, the monies collected from whatever source during the Daily Collection Period in which such Receivable became a Defaulted Receivable, net of the reasonable out-of-pocket costs of liquidation incurred by Sub-Servicer during such Daily Collection Period plus any amounts required by law to be remitted to the Obligor.

“Liquidation Reimbursements” means any amount owing to the Sub-Servicer for reasonable out-of-pocket costs of liquidation incurred by the Sub-Servicer (i) that are to be excluded from Liquidation Proceeds, (ii) that were included in the payment of Liquidation Proceeds deposited in the Collection Account in a prior Daily Collection Period, and (iii) for which the Sub-Servicer has not previously received reimbursement either pursuant to Section 3.8 of the Agreement or otherwise.

“Master Agency Agreement” means that certain Amended and Restated Master Depository Accounts and Post Office Boxes and Agency Agreement dated as of December 16, 2005, among DT Credit Corporation, DT Acceptance Corporation, DriveTime Car Sales, Inc., Wells Fargo Bank, National Association, as successor in interest to Bank of New York which was the successor in interest to Harris Trust and Savings Bank, Greenwich Capital Financial Products, Inc., and Wilmington Trust Company, in its capacity as Owner Trustee of each of DriveTime Auto Owner Trusts 2003-A, 2003-B, 2003-C, 2004-A, 2004-B, 2004-C and 2005-A and DT Auto Owner Trusts 2005-B and 2005-C, and certain other future parties, as amended, restated, modified or supplemented from time to time, together with any applicable acknowledgment and agreement.

“Maximum Cutoff Date Balance” means, (i) with respect to the Closing Date occurring in August 2009, calculated as of the applicable Cutoff Date, $740,000,000.00 and (ii) with respect to each other Cutoff Date thereafter, an amount, calculated as of the most recent Cutoff Date, equal to the sum of (a) $740,000,000.00 plus (b) the quotient of (1) the excess of (x) the Maximum Purchaser Inventory Commitment over (y) the amount of the Maximum Purchaser Inventory Commitment then-drawn, divided by (2) the then-applicable Purchase Price Percentage.

“Maximum Purchaser Inventory Commitment” means, with respect to the Closing Date occurring in August, the amount, as of the applicable Cutoff Date, of the Purchaser’s (or Purchaser’s designated Affiliates, successors, participants and assigns) Commitment as defined in under the Inventory Facility.

“Military Merit Program” means that program known by the same name for active United States military members under which a service member who agrees to have their contract payments made by allotment is eligible for lower down payments and more favorable interest rates (active US military members can put $500 down and get an Annual Percentage Rate of 21.5%; larger down payments qualify them for lower Annual Percentage Rates).

Appendix A-8

“Minimum Cutoff Date Balance” means, (i) with respect to the Closing Date occurring in August 2009, calculated as of the applicable Cutoff Date, $735,000,000.00 and (ii) with respect to each other Cutoff Date, an amount, calculated as of the most recent Cutoff Date, equal to the sum of (a) $735,000,000.00 plus (b) the quotient of (1) the excess of (x) the Maximum Purchaser Inventory Commitment over (y) the amount of the Maximum Purchaser Inventory Commitment then-drawn, divided by (2) the then-applicable Purchase Price Percentage.

“Minimum Receivables Principal Amount” the lesser of (i) the aggregate Principal Balance of Receivables eligible for sale hereunder originated by DriveTime in the month of the most recent Cutoff Date and (ii) the excess, if any of the Minimum Cutoff Date Balance over the current aggregate principal balance of all Receivables sold hereunder as of the most recent Cutoff Date.

“Monthly Collection Period” means each calendar month during the term of this Agreement or, in the case of the initial Monthly Collection Period, the period beginning and including the first day after the applicable Cutoff Date to and including the last day of the month in which the applicable Cutoff Date occurs. Any amount stated “as of the close of business on the last day of a Monthly Collection Period” shall give effect to the following calculations as determined as of the end of the day on such last day: (1) all applications of collections and (2) all distributions.

“Net Recoveries” means, with respect to a Defaulted Receivable, the monies collected from whatever source, during any Daily Collection Period following the Daily Collection Period in which such Receivable became a Defaulted Receivable, net of the reasonable costs of liquidation incurred by the Sub-Servicer during any such Daily Collection Period following the Daily Collection Period in which such Receivable became a Defaulted Receivable plus any amounts required by law to be remitted to the Obligor.

“Net Equity” means, the excess of the book value of the assets of the DT Entities On A Consolidated Basis over the book value of the liabilities of the DT Entities On A Consolidated Basis, in each case determined in accordance with GAAP.

“Net Worth” means, at any time with respect to the DT Entities On A Consolidated Basis, (i) Net Equity at such time, plus (ii) the aggregate amount of Approved Indebtedness at such time, minus (iii) the sum of (x) the aggregate value of all Intangible Assets of the DT Entities On A Consolidated Basis at such time determined in accordance with GAAP and (y) the aggregate amount of all advances to employees of DTCG at such time.

“No-Haggle Pricing” means that originator pricing program known by the same name under which the price of the Financed Vehicle is set pursuant to corporate guidelines, with the price reducing as the vehicle ages, and under which dealership management does not have the authority to reduce, change, or alter prices.

“Non-Flow Receivable” means, each Receivable sold pursuant to this Agreement on the initial Closing Date, which was originated by DriveTime on or prior to December 31, 2008.

“Number of Contracts” means for any Tranche, the Number of Contracts set forth in the applicable Transfer Receivables List.

Appendix A-9

“Obligor” means with respect to a Receivable, the purchaser or co-purchasers of the related Financed Vehicle or any other Person who owes or may be liable for payments under such Receivable.

“Officer’s Certificate” means a certificate signed by the chairman of the board, the president, any vice chairman of the board, any vice president, the treasurer, the secretary, the controller or any assistant treasurer or any assistant controller of the Seller or the Sub-Servicer, as appropriate.

“Original Pool Balance” means, for any Tranche as of the applicable Cutoff Date, an amount equal to the Original Pool Balance set forth as the original pool balance in the applicable Transfer Receivables List.

“Party” means any party to any of the Related Documents.

“Person” means any individual, corporation, estate, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

“Pool Balance” means, as of any date, the aggregate Principal Balance of the Receivables (excluding Defaulted Receivables and Purchased Receivables).

“Post-Closing Trigger Test Pool” means, each group of Tranches sold pursuant to this Agreement after the initial Closing Date during each three-calendar-month period beginning with the August 2009 calendar month, in each case, taken as a group. For clarity, with respect to any date of determination, a “Post-Closing Trigger Test Pool” shall not exist as a Trigger Test Pool until the closing of the applicable three-calendar-month period but, after the closing of the applicable three-calendar-month, each “Post-Closing Trigger Test Pool” shall exist shall exist regardless of the number of Tranches sold during such three-calendar-month period.

“Post-Office Boxes” means the post-office boxes in the name of the Sub-Servicer.

“Principal Balance” means, with respect to any Receivable as of any date, the Amount Financed minus the sum of the following amounts without duplication: (i) that portion of all Scheduled Payments actually received on or prior to such day allocable to principal; (ii) any payment of the Breach Repurchase Amount with respect to the Receivable allocable to principal; (iii) any Cram Down Loss in respect of such Receivable; and (iv) any prepayment in full or any partial prepayments applied to reduce the Principal Balance of the Receivable.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Property” means, any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Price” means (i) with respect to all Receivables, other than Substitution Receivables, the product of the Purchase Price Percentage and the original Principal Balance of such Receivables as of the Cutoff Date and (ii) with respect to all Substitution Receivables, Non-Flow Receivables selected by Seller (without employing selection procedures adverse to the Purchaser except that in no event shall such Receivables be more than 29 days past delinquent as of the such Cutoff Date); provided that Seller shall use commercially reasonable efforts to select Non-Flow Receivables in like aggregate current Principal Amount as of the applicable

Appendix A-10

Cutoff Date with the Substitution Receivables but in no event greater than 100.0% of the aggregate current Principal Amount the Substitution Receivables as of such Cutoff Date or less than the excess of 100.0% of the aggregate current Principal Amount the Substitution Receivables as of such Cutoff Date over $100,000.

“Purchase Price Percentage” means 70.00%.

“Purchase Price Target” means an amount, calculated as of the Business Day preceding any applicable date of distribution, equal to then-current Pool Balance multiplied by the Purchase Price Target Percentage.

“Purchase Price Target Percentage” means, with respect to each Trigger Test Pool (including all Trigger Test Pools comprised of Existing Tranches which are transferred on or prior to the initial Closing Date), the least of:

(i) 70.0%;

(ii) if in any calendar month occurring after July 2010, Purchaser desires to continue purchasing the Minimum Cutoff Date Balance hereunder (on the same terms as are set forth in this Agreement) but Seller delivers notice of its election not to deliver the Minimum Cutoff Date Balance, 65.0% with respect to all Trigger Test Pools; provided that such Purchase Price Target Percentage shall not become effective until the date which is the first Closing Date on which Seller ceases delivering the Minimum Cutoff Date Balance; and

(iii) if a Trigger Event with respect to a Trigger Test Pool shall have occurred, 0.00% until such Trigger Event is cured, thereafter, 60.0%.

“Purchased Receivable” means a Receivable purchased as of the close of business on the last day of a Daily Collection Period by (i) the Seller pursuant to Section 2.5 or Section 2.7 or (ii) the Sub-Servicer pursuant to Section 3.2 or Section 3.7.

“Qualified Equity Offering” means, with respect to any Person, an offering of (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“RateAdvantage Program” means that certain incentive plan known by the same name offered by the originator to Obligors on Receivables originated by the originator as more fully described in Part I of Schedule A.

“Receivable” means any Contract listed on a Transfer Receivables List, and all rights and obligations thereunder, except for Receivables that shall have become Purchased Receivables, and shall not include any Special Program.

“Receivable File” means the combination of the Contract File and the Sub-Servicer File.

“Receivables Deficiency” means, as of any date of determination but measured as of the preceding Cutoff Date and beginning with respect to the Cutoff Date occurring in August 2009, the positive difference, if any, between of:

(i) the product of (a) the then-applicable Purchase Price Percentage and (b) the excess, if any, of (1) $740,000,000.00 over (2) the aggregate Principal Balance as of such Cutoff Date of all Receivables sold hereunder (taking into account the aggregate Principal Balance as of such Cutoff Date of all Receivables to be sold to satisfy the most recent Minimum Receivables Principal Amount with respect to such Cutoff Date); plus

Appendix A-11

(ii) the excess, if any, of (a) the Maximum Purchaser Inventory Commitment over (b) the actual amount of such Maximum Purchaser Inventory Commitment actually advanced as of the most recent Cutoff Date; less

“Receivables Deficiency Premium” means, (i) with respect to any outstanding Receivables Deficiency less than or equal to $100,000, zero and (ii) in excess of $100,000, 9.00% per annum with respect to such Receivables Deficiency (from Dollar one) until cured.

“Registrar of Titles” means the state agency in state that issues Certificates of Titles.

“Related Documents” means this Agreement, the Master Agency Agreement, and all amendments and supplements thereto, and all documents and instruments required to be delivered hereunder or thereunder.

“Release” shall have the meaning specified in Section 2.8.

“Repair Receivable” means a receivable now owing, or hereafter arising, by an Obligor, payable to the Seller for repairs completed to a Financed Vehicle, and which Repair Receivable is and shall continue to be owned by the Seller and shall not be part of the Purchased Estate.

“Responsible Officer” means, with respect to the Custodian, any officer within the Corporate Trust Office with direct responsibility for the administration of the Agreement and the other Related Documents on behalf of the Custodian.

“Repurchase Amount” means the sum of (i) the Repurchase Price, (ii) the Shortfall Interest and (iii) (A) with respect to any Trigger Test Pool being repurchased (other than Terminated Trigger Test Pools) a fee of (1) if the applicable repurchase occurs on the date of, or within thirty (30) days after, the closing of a Qualified Equity Offering, 1.5% of the Repurchase Price for each Tranche of such Trigger Test Pool which has a Tranche Age of less than twenty-four (24) months, (2) if the Repurchase Bid Condition is met, 1.5% of the Repurchase Price for each Tranche of such Trigger Test Pool which has a Tranche Age of less than twenty-four (24) months or (3) if the if the Repurchase Bid Condition is not met, 2.0% of the Repurchase Price for each Tranche of such Trigger Test Pool which has a Tranche Age of less than twenty-four (24) months and (B) with respect to the Terminated Trigger Test Pools, a fee of 1.5% of the Repurchase Price for each Tranche of such Terminated Trigger Test Pools which has a Tranche Age of less than twenty-four (24) months plus, solely if the Purchaser has actually assumed all of the rights and obligations of the Sub-Servicer with respect to such Terminated Trigger Test Pools, $100,000.

“Repurchase Bid Condition” means, with respect to the repurchase by Seller of any applicable Trigger Test Pool (other than a Terminated Trigger Test Pool), an offer by Seller to Purchaser to bid on the purchase of such Trigger Test Pool, which such offer shall remain open for no fewer than fourteen (14) days; provided, however, Seller shall be under no obligation to disclose competing bids and shall have the sole discretion to select the winning bidder regarding of the terms of the actual bids made.

Appendix A-12

“Repurchase Price” means, as of the end of any Daily Collection Period, an amount equal to the Repurchase Price—Beginning of the Day, less any funds paid to Purchaser under Section 4.4(g) of the Agreement.

“Repurchase Price—Beginning of the Day” means as of the beginning of any Daily Collection Period, the Repurchase Price as of the end of the previous Daily Collection Period and, if the previous Daily Collection Period occurs on or before the first remittance from Sub-Servicer to Purchaser pursuant to Section 4.3, then the Purchase Price.

“Threshold Repurchase Selection Criteria” means, with respect to the selection of any Receivables for repurchase in respect of a Threshold Surplus pursuant to Section 2.1(a), Receivables in the following order of priority: first, to the extent any Non-Flow Receivables exist to be repurchased, Non-Flow Receivables; then, such other Receivables sold hereunder beginning with Receivables sold on the most recent Closing Date and thereafter Receivables sold on each preceding Closing Date therefrom, in each case until all Receivables sold on each such Closing Date have been repurchased. Notwithstanding the foregoing, in no event shall such Seller be required to repurchase any Receivables which are more than 29 days past delinquent as of the date of repurchase.

“Scheduled Payment” means, for any Monthly Collection Period for any Receivable, the amount indicated in such Receivable as required to be paid by the Obligor in such Monthly Collection Period (without giving effect to any rescheduling of payments in any insolvency or similar proceedings).

“Selection Criteria” means the criteria required for the Receivables sold to Purchaser as set forth in Section 2.4.

“Seller” means DTAC and any successor thereto.

“Seller Termination Event” means an event specified in Section 8.1(b).

“Servicer Termination Event” means an event specified in Section 8.1(a).

“Servicing Fee” means the fee payable to the Sub-Servicer for services rendered during the respective Monthly Collection Period, determined pursuant to Section 3.8.

“Servicing Officer” means any person whose name appears on a list of Servicing Officers delivered to the Purchaser, as the same may be amended from time to time.

“Shortfall Interest” means any unpaid Yield Premium from a previous Daily Collection Period(s).

“Shortfall Liquidation Reimbursements” means any unpaid Liquidation Reimbursements from a previous Daily Collection Period(s)

“Shortfall Master Servicing Fee” means any unpaid Master Servicing Fee from a previous Daily Collection Period(s)

Appendix A-13

“Shortfall Servicing Fee” means any unpaid Servicing Fee from a previous Daily Collection Period(s).

“Shortfall Supplemental Servicing Fee” means any unpaid Supplemental Servicing Fee from a previous Daily Collection Period(s)

“Simple Interest Method” means the method of allocating a generally fixed level payment between principal and interest (and the Collateral Protection Insurance Payment, in the event that an Obligor remits a single payment for the Scheduled Payment and the Collateral Protection Insurance Payment but does not designate an allocation of funds). Pursuant to this method, the portion of each payment that is allocated to interest is equal to the product of the Annual Percentage Rate multiplied by the unpaid balance multiplied by the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and the actual number of days in the calendar year) elapsed since the date through which interest was last paid and the remainder of such payment is allocable to principal and the Collateral Protection Insurance Payment. The remainder of each monthly payment, after the payment of interest, will be allocated first to reduce the scheduled principal amount and second to pay the Collateral Protection Insurance Payment. Any excess will be allocated to reduce the unpaid Principal Balance and any shortfall will be allocated first to the Collateral Protection Insurance Payment and thereafter to principal.

“Simple Interest Receivable” means any Receivable under which the portion of a payment allocable to interest and the portion allocable to principal is determined in accordance with the Simple Interest Method.

“Sold Charge-Off Receivable” means a Charge-Off Receivable sold by the Purchaser to an unaffiliated third-party purchaser, at the Sub-Servicer’s direction, in accordance with the provisions of Section 3.1(c).

“Special Programs” means the Limited Warranty Program, the RateAdvantage Program, the Collateral Protection Insurance program, No-Haggle Pricing, Military Merit Program and such other similar type program that would not result in a breach of Section 2.4 and is acceptable to the Purchaser.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and any successors thereof.

“State” means any one of the 50 States of the United States of America, or the District of Columbia.

“Sub-Servicer” means DTCC or its successor in interest pursuant to Article VII.

“Sub-Servicer File” means a copy of all items in the Contract File, plus the following:

(i)	the fully-executed credit application; and

(ii)	any and all other documents that the Sub-Servicer would keep on file, in accordance with its customary procedures, relating to a Receivable, an Obligor or a Financed Vehicle.

Items in the Sub-Servicer File may be stored as originals or as copies or electronic images of the original documents.

Appendix A-14

“Subordinated Loan Agreement” that certain Junior Loan and Security Agreement, dated as of December 5, 2008 among DTAC, as borrower, the Persons party thereto as “Lenders”, DTCC, as servicer and Wells Fargo Bank, National Association, as collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Substitution Receivable” means, each Receivable sold pursuant to this Agreement in substitution of the initial Non-Flow Receivables, pursuant to Section 2.1(b).

“Supplemental Servicing Fee” means, with respect to any Monthly Collection Period, all administrative fees, expenses and charges paid by or on behalf of Obligors, including late fees and prepayment fees, in each case, as allowed by applicable law, collected on the Receivables during such Monthly Collection Period.

“Terminated Trigger Test Pools” means the Trigger Test Pools for which Purchaser has elected and provided the required notice to the Sub-Servicer pursuant to Section 8.1(a) to terminate all of the rights and obligations of the Sub-Servicer under this Agreement as a result of a Trigger Event with respect to any Trigger Test Pool.

“Termination Date” means, the date, not prior to July 31, 2010, which is sixty (60) days after the date of written notice by either Seller or Purchaser of its intention to cease selling or purchasing Receivables, as applicable, under this Agreement; provided however that a “Termination Date” shall occur upon the occurrence and proper notice of a Seller Termination Event pursuant to Section 8.1(b).

“Threshold Repurchase Amount” means, with respect to each Receivable selected by Seller for repurchase as a result of a Threshold Surplus, an amount equal to $10.00 (such amount to be deducted from the Purchase Price paid by Purchaser to Seller on the next succeeding Closing Date).

“Threshold Surplus” has the meaning set forth in Section 2.1(a).

“Third Party Bill Payment Service” means Ace Cash Express, Inc., a Texas corporation, or such other provider of consumer bill payment services, in each case approved in writing by the Purchaser and pursuant to a contract approved in writing by the Purchaser and whose services have not been terminated by the Sub-Servicer; provided, however, that Third Party Bill Payment Service does not mean industry standard methods for remittance of monies by Obligors to Sub-Servicer, such as Moneygram, Western Union, or on-line debit or credit card payment facilities.

“Tranche” means, each pool of Receivables sold in any calendar month pursuant to Section 2.1(a) hereof. For clarity, each Existing Tranche sold in any calendar month shall be “Tranche” with respect to the applicable calendar month of sale under the applicable Existing Agreement.

“Tranche Age” means, with respect to each Tranche, the number of calendar months which have begun from and including the calendar month in which the Closing Date for such Tranche occurred.

“Transfer Receivables List” means, for each Closing Date, that certain DTAC Transfer Receivables List dated as of such Closing Date, executed by the Purchaser, Seller, Sub-Servicer and Custodian.

Appendix A-15

“Transferor” means DTAC.

“Trigger Event” means, with respect to each Trigger Test Pool, the percentage for the period set forth below, measured independently for each Trigger Test Pool at the end of each calendar year, of (i) the difference between (A) the Principal Balance of all Defaulted Receivables in such Trigger Test Pool minus (B) the sum of (x) Net Recoveries on Defaulted Receivables in such Trigger Test Pool to the extent allocated to principal minus (y) amounts deposited in the Collection Account from Liquidation Proceeds on Defaulted Receivables in such Trigger Test Pool to the extent allocated to principal divided by (ii) the Original Pool Balance of such Trigger Test Pool, exceeds the percentage set forth in the following table:

Trigger Test Pool Age (Months)	Trigger Test Pool Receivables Age > to 3 months	Trigger Test Pool Receivables Age < to 3 months
3	7.2%	5.4%
6	12.6%	11.7%
9	18.0%	17.1%
12	21.6%	20.7%
15	25.2%	24.3%
18	28.8%	27.9%
21	30.6%	29.7%
24	32.4%	31.5%
27	34.2%	33.3%
30	36.0%	35.1%
33	36.0%	35.5%
36	36.0%	35.6%
39	36.0%	35.8%
42	36.0%	36.0%
45	36.0%	36.0%

“Trigger Test Pool” means (i) as of the date hereof, each of the following Tranches, in each case, taken as a group (a) the 2008 Agreement Tranches, (b) Tranche A, Tranche B and Tranche C of the 2009 Agreement Tranches sold on February 27, 2009, March 26, 2009, and April 28, 2009, respectively, pursuant to the 2009 Agreement, and (c) Tranche D sold on May 26, 2009 and the forward flow Tranche sold on June 24, 2009, each pursuant to the 2009 Agreement, and the Tranche sold on the date hereof pursuant to this Agreement, and (ii) thereafter, each Post-Closing Trigger Test Pool.

“Trigger Test Pool Age” means, with respect to each Trigger Test Pool, the number of calendar months which have begun from and including the calendar month in which the Closing Date for the oldest Tranche in such Trigger Test Pool occurred.

“Trigger Test Pool Receivables Age” means, with respect to all Receivables in a Trigger Test Pool, the weighted average number of calendar months (based the outstanding Principal Balance of each Receivable) which have begun from and including the date of origination of such Receivables through and including the calendar month in which the Closing Date for the related Tranche occurred.

Appendix A-16

“UCC” means the Uniform Commercial Code as in effect in the respective jurisdiction.

“Unenforceable Receivable” means a Debt that is or may be legally unenforceable or uncollectible for any of the following reasons: (i) any Obligor has been released of liability for their respective Debt by a court of competent jurisdiction or by Sub-Servicer (including the filing of a Form 1099-C); (ii) any Obligor has been discharged in bankruptcy without any reaffirmation of the Debt by the Obligor; (iii) any Obligor is deceased; (iv) any Obligor has filed for protection under the United States Bankruptcy Code; (v) the Debt was created by an act of fraud, forgery or identity theft; (vi) the Receivable is the subject of, or an Obligor has filed a pending lawsuit or other judicial, quasi-judicial or administrative proceeding regarding the Receivable; (vii) an unresolved written dispute relating to the validity or enforceability of an Receivable that was received by Sub-Servicer; (viii) the Receivable has been fully satisfied by means of a settlement or compromise arrangement between Obligor and Sub-Servicer or its agent; or (ix) the Receivable is a duplicate record of another Receivable sold in a Forward Commitment Transfer.

“Unpaid Charge-Off Balance” means as to any Charge-Off Receivable, at the time of the transfer to a third-party Purchaser, the total outstanding unpaid current balance expressed in U.S. Dollars, as shown on Sub-Servicer’s books and records (which may include amounts due in respect of purchases, cash advances, finance charges, late fees, return check charges, overlimit fees, other related costs and charges, as of the Charge-Off Receivable’s charge-off date, minus payments or adjustments) plus any interest, fees or other costs and charges incurred or assessed from and after the date of charge-off.

“Yield Premium” means, as of any date:

(i) with respect to the Trigger Test Pool set forth in clause (i)(a) of the definition thereof, 11.00% per annum;

(ii) with respect to the Trigger Test Pool set forth in clause (i)(b) of the definition thereof, 10.34% per annum;

(iii) with respect to the Trigger Test Pool set forth in clause (i)(c) of the definition thereof, 8.71% per annum; and

(iv) with respect each Post-Closing Trigger Test Pool, 8.00% per annum.

Appendix A-17

Exhibit 2.1

ASSIGNMENT

Dated as of [            ], 2009

For value received, in accordance with the Sale and Servicing Agreement dated as of July 31, 2009 by and among the undersigned, as Seller, DT Credit Corporation, as Sub-Servicer, Santander Consumer USA Inc., as Purchaser and Master Servicer (“Purchaser”), and Wells Fargo Bank, National Association, in its capacity as Custodian, as the same may be further amended, restated, modified or supplemented from time to time (the “Sale and Servicing Agreement”), the undersigned does hereby sell, assign, transfer, set over and otherwise convey to the Purchaser, without recourse (subject to, and without limitation of, the obligations in the Sale and Servicing Agreement), all right, title and interest of the undersigned, whether now owned or hereafter acquired, in and to the following: (i) the Receivables listed in Schedule A to the Transfer Receivables List (the “Receivables”), all instruments and monies received thereunder after the applicable Cutoff Date and all Liquidation Proceeds and Net Recoveries, any and all monies and payments (including in kind collections) received or due or to become due thereunder or with respect to such Receivables, and all other rights and benefits thereunder; (ii) the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and any other interest of the undersigned in the Financed Vehicles, including, without limitation, the certificates of title with respect to Financed Vehicles, and in and to all other security, warranties, guaranties and credit support with respect to the Receivables; (iii) any proceeds from claims on any physical damage, credit life and credit accident and health insurance policies or other insurance (including vendor’s single interest insurance or any Collateral Protection Insurance) or certificates relating to the Financed Vehicles or the Obligors; (iv) refunds for the costs of extended service contracts with respect to Financed Vehicles, refunds of unearned premiums with respect to credit life and credit accident and health insurance policies or other insurance or certificates covering an Obligor or Financed Vehicle, or the Obligor’s obligations with respect to a Financed Vehicle; (v) the Receivable File related to each Receivable; (vi) all amounts and property from time to time held in or credited to the Collection Account (to the extent relating to the Receivables transferred to Purchaser); and (vii) the proceeds of any and all of the foregoing. The foregoing sale, transfer, assignment and conveyance does not constitute and is not intended to result in the creation, or an assumption by the Purchaser or Custodian of any obligation of the Sub-Servicer, the Seller, any insurer or any other Person in connection with the foregoing; any insurance policies or under any agreement or instrument relating to any of them.

This Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Sale and Servicing Agreement and is to be governed by the Sale and Servicing Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in or pursuant to the Sale and Servicing Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed as of the date set forth above.

DT Acceptance Corporation, an Arizona corporation

By:
Jon D. Ehlinger, Secretary

Exhibit 2.6

FORM OF CUSTODIAN ACKNOWLEDGEMENT

DT Acceptance Corporation

DT Credit Corporation

Santander Consumer USA Inc.

[Date]

Re:

Sale and Servicing Agreement, dated as of July 31, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among DT Acceptance Corporation, as the seller, Santander Consumer USA Inc., as the purchaser and as the master servicer, DT Credit Corporation, as the sub-servicer, and Wells Fargo Bank, National Association, as the custodian (the “Custodian”)

Ladies and Gentlemen:

In accordance with the provisions of Section 2.6 of the above-referenced Agreement, the undersigned, as Custodian, hereby certifies that as to each Receivable identified in the Transfer Receivables List (a copy of which is attached hereto as Schedule A), it has received the related Contract File, except as disclosed on Schedule B hereto; provided, however, that Custodian makes no representation and has no responsibilities as to the enforcement of such documents, their compliance with applicable law, or the collectibility of any of the Collateral relating thereto.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By
Name
Title

Schedule A

Transfer Receivables List

Schedule B

Exception Report

Exhibit 2.7

REQUEST FOR RELEASE OF CONTRACT FILE/TITLE

To:	Wells Fargo Bank, National Association	DATE:
1055 10th Avenue Southeast
MAC N9401-011
Minneapolis, Minnesota 55414
Attention: ABS Custody Vault
(612) 667-1080

In connection with the administration of the pool of Receivables (“Receivables”) held by you as Custodian relating to Santander Consumer USA Inc., the undersigned, as Sub-Servicer of the Receivables, requests the release of the Receivables and/or title described below for the reason indicated. The undersigned shall return the documents to the Custodian when the undersigned’s need therefor no longer exists, except where the Receivable is paid in full or otherwise disposed of (as indicated below).

The undersigned hereby certifies that (i) if this release is requested due to repurchase upon breach, all amounts received in connection therewith which are required to be deposited in the Collection Account pursuant to Section 4.3 of the Sale & Servicing Agreement dated July 31, 2009 (the “Sale and Servicing Agreement”), among Wells Fargo Bank, National Association, in its capacity as Custodian, Santander Consumer USA Inc., DT Acceptance Corporation and DT Credit Corporation, have been so deposited. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Sale and Servicing Agreement.

REASON FOR REQUESTING DOCUMENTS: (ALL DOCUMENTS IN CONTRACT FILE TO BE RETURNED UNLESS SPECIFIED)

                RECEIVABLE PAID IN FULL

                REPOSSESSION

                LIQUIDATION

                REPURCHASE UPON BREACH

                SERVICING

                OTHER - EXPLAIN

ACCT

NUMBER                                             CUSTOMER

DOCUMENTS REQUESTED

(“Documents”)

The undersigned Sub-Servicer hereby acknowledges and agrees as follows:

1. The Sub-Servicer shall hold and retain possession of the Documents in trust for the benefit of the Custodian, solely for the purposes provided in the Sale and Servicing Agreement.

2. The Sub-Servicer shall not cause or knowingly permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions (except for any tax liens or mechanics’ liens which may arise after the applicable Closing Date, as defined in the Sale and Servicing Agreement) nor shall the Sub-Servicer assert or seek to assert any claims or rights of setoff to or against the Documents or any proceeds thereof.

3. The Sub-Servicer shall return each and every Document previously requested from the Receivable File to the Custodian when the need therefor no longer exists, but in no event later than thirty (30) days after receipt from the Purchaser or in the case where the title is being issued, reissued or replaced, thirty (30) days from receipt of such issued, reissued or replaced title, unless the Receivable relating to the Documents has been liquidated, all amounts required to be deposited in the Collection Account with respect to the Receivable have been so deposited.

4. The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the Sub-Servicer shall at all times be appropriately noted as being for the account of the Custodian, and the Sub-Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Sub-Servicer’s possession, custody or control.

Authorized Signature of Sub-Servicer

Exhibit 4.3

Daily Servicer Statement

Drive Loan

Purchaser and Master Servicer’s Statement

Distribution Date:

Collection Period:	Through

Under the Sale and Servicing Agreement dated as of July 31, 2009 (the “Agreement”) by and among DT Acceptance Corporation, as Seller, DT Credit Corporation, as Sub-Servicer, and Wells Fargo Bank, National Association, as Custodian, the Sub-Servicer is required to prepare certain information each day regarding current distributions to Purchasers and the Sub-Servicer. The information which is required to be prepared with respect to the Distribution Date and Collection Period listed above is set forth below.

Available Funds

{1} Collection Receipts - Total Available Funds for Distribution	$

Payment Waterfall
	Total Due		Total Paid	Shortfall

{2} Shortfall Master Servicing Fee [ Section 4.4(a) ]		$—	—	—
{3} Master Servicing Fee [ Section 4.4(b) ]		$—	500.00	—
{4} Shortfall Servicing Fee [ Section 4.4(c)(i) ]		$—	—	—
{5} Shortfall Supplemental Servicing Fee [ Section 4.4(c)(ii) ]		$—	—	—
{6} Shortfall Liquidation Reimbursements [ Section 4.4(c)(iii) ]		$—	—	—
{7} Servicing Fee [ Section 4.4(d)(i) ]		$—	500.00	—
{8} Supplemental Servicing Fee [ Section 4.4(d)(ii) ]		$—	500.00	—
{9} Liquidation Reimbursements [ Section 4.4(d)(iii) ]		$—	500.00	—
{10} Shortfall Interest [ Section 4.4(e) ]		$—	500.00	—
{11} Yield Premium [ Section 4.4(f) ]		$—	500.00	—
{12} Remaining Funds to Purchaser [ Section 4.4(g) ]		$—	500.00	—
		$—	1,500.00	—

Loan Information

{13} Initial Purchase Price	$

{14} Repurchase Price - Beginning of Day	$

{15} Funds allocable to Repurchase Price reduction {14}	$

{16} Repurchase Price	$

Payment Summary

{17} Funds to Sub-Servicer [ {4} + {5} + {6} + {7} + {8} ]	$
{18} Funds to Purchaser [ {2} + {3} + {9} + {10} + {11} + {12} ]	$

{19} Total Funds for Distribution	$

Exhibit 8.1(b)(i)

ELIGIBLE TRANCHE CALCULATION CERTIFICATE

The undersigned, Santander Consumer USA Inc., hereby represents and warrants to the Seller that it has reviewed the calculation set forth on Exhibit A hereto, prepared by Seller, and further represents and warrants that all information contained therein is correct and the pool of receivables represented below shall, for all purposes of the Amended and Restated Sale and Servicing Agreement dated as of July 31, 2009 among DT Acceptance Corporation, an Arizona corporation, as seller (the “Seller”); the undersigned, as purchaser and master servicer; DT Credit Corporation, an Arizona corporation, as sub-servicer, and Wells Fargo Bank, National Association, as custodian (the “Agreement”), constitute an “Eligible Tranche” as such term is defined in the Agreement. The undersigned further acknowledges that the Seller is relying on the representations and warranties contained herein as a material condition to selling such pool of Receivables.

SANTANDER CONSUMER USA INC., an Illinois corporation

By:
Its:

Exhibit A

See attached.